As filed with the Securities and Exchange Commission on July 12, 2004

                                        Registration Statement No. 333-_________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------------------------------------------------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------
                               ENOVA SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

           California                                         3711
           --------------------------------------------------------
(State or Other Jurisdiction of                     (Primary Standard Industrial
Incorporation or Organization)                       Classification Code Number)

                                   95-3056150
                                (I.R.S. Employer
                             Identification Number)
               --------------------------------------------------
                           19850 South Magellan Drive
                           Torrance, California 90502
                                 (310) 527-2800
               (Address, Including Zip Code, and Telephone Number
        Including Area Code, of Registrant's Principal Executive Offices)
               --------------------------------------------------
                                  Carl D. Perry
                             Chief Executive Officer
                               Enova Systems, Inc.
                           19850 South Magellan Drive
                           Torrance, California 90502
                                 (310) 527-2800
            (Name, Address, Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)
               --------------------------------------------------
                                   Copies to:
                             Donald C. Reinke, Esq.
                                 Reed Smith LLP
                        1999 Harrison Street, Suite 2200
                            Oakland, California 94612
                                 (510) 763-2000
                             Deborah L. Gunny, Esq.
                                 Reed Smith LLP
                       1901 Avenue of the Stars, Suite 700
                              Los Angeles, CA 90067
                                 (310) 734-5200

--------------------------------------------------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant under Rule 415 of the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

 Title of Each Class                           Proposed Maximum       Proposed Maximum
 of Securities To Be        Amount to be      Offering Price Per     Aggregate Offering          Amount of
      Registered           Registered (1)          Share(2)                 Price            Registration Fee
-----------------------  -------------------  --------------------   --------------------   ------------------
   Common Stock, no
   par value                 16,250,001               $0.15               $2,437,500          $309.15

------------------

(1) Includes an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.

(2) The price of $0.15 per share, which was the average of the bid and asked prices for the common stock on June 22, 2004, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

--------------------------------------------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED _______, 2004
                                   Prospectus

                                16,250,001 Shares
                                  Common Stock

This is a public offering of up to 16,250,001 shares of common stock of Enova Systems, Inc. and an indeterminate number of shares that may become available by reason of stock splits, stock dividends and other similar transactions. All of these shares are being offered by the selling shareholders in this prospectus. We will not receive any of the proceeds from the sale of shares. The selling shareholders may sell the shares offered by this prospectus from time to time in the national over-the-counter market at their prevailing prices, or in negotiated transactions.

Our common stock is traded on the National Association of Securities Dealers, Inc. Electronic Bulletin Board ("OTC Bulletin Board") under the symbol "ENVA". On June 22, 2004, the OTC Bulletin Board reported that the bid price per share was $0.15 and the asked price per share was $0.16.




              ---------------------------------------------------
                  Investing in the common stock involves risks.
                     See "Risk Factors" beginning on page _.
              ---------------------------------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock offered by this prospectus have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure itself of the existence of an exemption from registration or the effect of such registration in connection with the offer and sale of such shares.

                  The date of this prospectus is July 12, 2004

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including the risk factors and consolidated financial statements and related notes appearing elsewhere in this prospectus. The prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those described under "Risk Factors" and elsewhere in this prospectus. See "Cautionary Note on Forward-Looking Statements."

Our Company

We develop and produce advanced software, firmware and hardware for applications in the growing alternative power industry. Our focus is digital power conversion, power management, and system integration, for two broad market applications - vehicle power generation and stationary power generation.

Our products and systems are the enabling technologies for power systems. Without them, power cannot be converted into the appropriate form required by the vehicle or device; and without them, power is not properly managed to protect the battery, vehicle or device, and user.

Specifically, we develop, design and produce drive systems and related components for electric, hybrid-electric, fuel cell and microturbine-powered vehicles. We also develop, design and produce power management and power conversion components for stationary power generation - both on-site distributed power and on-site telecommunications back-up power applications. These stationary applications also employ fuel cells, microturbines and advanced batteries for power storage and generation. Additionally, we perform significant research and development to augment and support others' and our internal related product development efforts.

We were incorporated in California on July 30, 1976 under the name Clover Solar Corporation, Inc. which was changed to Solar Electric Engineering, Inc. in June 1979. In January 1994 our name was changed to U.S. Electricar, Inc. In July
2000, we changed our name to Enova Systems, Inc. The Company's principal executive office is located at 19850 South Magellan Drive, Torrance California 90502 and our telephone number is (310) 527-2800

The Offering


Common stock offered by
the selling shareholders:                     16,250,001 shares

Securities to be outstanding
after this offering (1):                      401,853,232 shares of common stock

                                              2,790,000   shares   of  Series  A
                                              Convertible     Preferred    Stock
                                              (convertible  into an aggregate of
                                              2,790,000  shares of Common Stock)
                                              ("Series A Stock")

                                              1,217,196   shares   of  Series  B
                                              Convertible     Preferred    Stock
                                              (convertible  into an aggregate of
                                              2,434,392  shares of Common Stock)
                                              ("Series B Stock")

Voting Rights:
Common Stock:               401,895,856 votes
Series A Stock:             2,74790,000 votes
Series B Stock:             2,434,392   votes

Use of proceeds from this offering:           We  will  not  receive  any of the
                                              proceeds from the shares of common
                                              stock   sold   by   the    selling
                                              shareholders.     See     "Selling
                                              Shareholder".

OTC Bulletin Board symbol:                    "ENVA"

-----------------
(1) Securities outstanding on June 22, 2004 shares reserved for issuance under our stock option plans, (B) approximately 10,000,000 shares of Common Stock issuable under a contractual commitment with Hyundai Heavy Industries, and
     (C) 2,500,000 shares issuable upon exercise of outstanding warrants.

Summary Financial Data

                                             Three                                                             Five
                                             Months                                                           Months     Fiscal Year
                                             Ended         As of and for the year ended December 31           Ended         Ended
                                            Mar. 31,         (in thousands, except per share data),          Dec. 31,      July 31,
                                              2004         2003         2002         2001         2000         1999          1999
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                            unaudited
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
NET SALES                                   $   1,108    $   4,310    $   4,455    $   3,780    $   2,883    $     629    $   2,774
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

COST OF SALES                                     658        3,304        3,784        2,783        2,013          377        1,460
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

GROSS MARGIN                                      450        1,006          671          997          870          252        1,314
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
OTHER COSTS AND EXPENSES
    Research and Development                      128          799        1,152          879          626          262          499
    Selling, general and administrative           394        2,919        2,837        2,894        1,999          796        1,141
    Interest and financing fees                    64          234          199          113          174          244          724
    Other expenses (income)                       (19)         200         --             (7)           6         --            (41)
    Gain on Warranty
    Reevaluations                                --           --           --           --           --           --           (474)

    Equity in losses                               44           40         --           --           --           --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Legal Settlements
                                                 --           --             81          900           75          125         --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Total other costs and expenses                    611        4,192        4,269        4,779        2,880        1,427        1,849
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
LOSS FROM CONTINUING OPERATIONS                  (161)      (3,186)      (3,598)      (3,782)      (2,010)      (1,175)        (535)
GAIN ON DEBT RESTRUCTURING                        --           --           --           354        1,551          214          140
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
NET LOSS
                                                 (161)      (3,186)      (3,598)      (3,428)        (459)        (961)        (395)
PER COMMON SHARE:
    Loss from continuing operations             (0.01)       (0.01)       (0.01)       (0.01)       (0.01)       (0.01)       (0.01)
    Gain on debt restructuring                     --           --           --           --           0.01         --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net loss per common
share                                           (0.01)       (0.01)       (0.01)       (0.01)        --          (0.01)       (0.01)
                                            =========    =========    =========    =========    =========    =========    =========
WEIGHTED AVERAGE NUMBER COMMON

SHARES OUTSTANDING                            374,644      334,840      326,390      275,189      235,199      251,994      152,077
                                            =========    =========    =========    =========    =========    =========    =========
Total Assets                                    4,864        4,870        6,224        4,340        3,094        2,697        3,940
                                            =========    =========    =========    =========    =========    =========    =========
Long-term debt                                  3,355        3,347        3,332        3,332        3,332        3,332        3,332
                                            =========    =========    =========    =========    =========    =========    =========
Shareholder's equity (deficit)                   (821)        (864)         287         (232)      (1,648)      (5,015)      (7,316)
                                            =========    =========    =========    =========    =========    =========    =========

                                  RISK FACTORS

You should carefully consider the following risks and all other information contained in this prospectus before you decide to buy our common stock. We have included a discussion of each material risk that we have identified as of the date of this prospectus. If any of the following risks actually occur, our business, financial condition or operating results could suffer. If this occurs, the trading price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.


Risks Relating to this Offering

Economic conditions beyond our control may keep the price of our stock low.

Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include, but are not limited to, the following:

     o    continued losses;

     o    announcements concerning us, our competitors or our customers;

     o market conditions in the electric vehicle and the hybrid electric vehicle industry and the general state of the securities markets.

General economic, political and market conditions, including recession, international instability or military tension or conflicts may adversely affect the market price of our common stock. If we are named as a defendant in any securities-related litigation as a result of decreases in the market price of our shares, we may incur substantial costs, and our management's attention may be diverted, for lengthy periods of time. The market price of our common stock may not increase above the offering price or maintain its price at or above any particular level.


Securities traded on the OTC Bulletin Board are generally thinly traded and an active market may never develop.

Our common stock trades on the OTC Bulletin Board. Shares traded in the OTC market are generally bought and sold in small amounts, highly volatile and not usually followed by analysts. You may therefore have difficulty selling your shares in the resale market.


"Penny stock" regulations may impose restrictions on marketability of our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or NASDAQ and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since our securities that are currently included on the OTC Bulletin Board are trading at less than $5.00 per share at any time, our stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors generally include investors that have assets in excess of $1,000,000 or an individual annual income exceeding $200,000, or together with the investor's spouse, a joint income of $300,000. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the securities and must receive the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell your shares in the secondary market.


We do not expect to pay dividends in the foreseeable future.

We have not declared or paid any cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. We intend to retain our future earnings, if any, to finance the development of our business. We are required to pay dividends on our Series A Stock and our Series B Stock before we may pay dividends on our common stock. At March 31, 2004, we had an accumulated deficit of approximately $97,238,000 and, until this deficit is eliminated, we are prohibited from paying dividends on any class of our stock except out of net profits unless we can meet certain assets and other tests under Sections 500 through 511 of the California Corporations Code. Our board of directors will determine any future dividend policy in light of the all of the foregoing information and then existing conditions, including our earnings, financial condition and financial requirements. You may never receive dividend payments from us.


The market price of our Common Stock could be adversely affected by sales of a substantial number of shares of our Common Stock

As of the date of this prospectus, we have outstanding 401,853,232 shares of common stock, 2,790,136 shares of Series A Stock, each of which is convertible into one share of common stock, and 1,217,196 shares of Series B Stock, each of which is convertible into two shares of common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause our stock price to decline. All the shares sold in this offering will be freely tradable. Currently 154,180,500 shares of common stock are freely tradable and an additional 5,224,500 shares of Series A Stock or Series B Stock would be freely tradable upon conversion to common stock. Approximately an additional 247,672,700 shares of common stock are eligible for sale in the public market subject to volume restrictions of Rule 144 and 15,594,288 shares of common stock issuable upon exercise of outstanding options will become freely tradable upon issuance. In addition, the sale of these shares could cause our stock price to decline and impair our ability to raise capital through the sale of additional stock. See "Shares Eligible for Future Sale."


Our principal shareholders, executive officers and directors have substantial control over most matters submitted to a vote of the shareholders, thereby limiting your power to influence corporate action.

Our officers, directors and principal shareholders beneficially own approximately 60% of our common stock (including in that percentage shares of our Series A Stock and Series B Stock). As a result, these shareholders have the power to control the outcome of most matters submitted to a vote of shareholders, including the election of members of our board, and the approval of significant corporate transactions. The shareholders purchasing shares in this offering will have little influence on these matters. This concentration of ownership may also have the effect of making it more difficult to obtain the needed approval for some types of transactions that these shareholders oppose, and may result in delaying, deferring or preventing a change in control of our company.

The effects of anti-takeover provisions in our charter and bylaws could inhibit the acquisition of us by others.

Several provisions of our articles of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company.


Risks Related to Our Business

Our industry is new and is subject to technological changes.

The mobile and stationary power markets including electric vehicle and hybrid electric vehicles continue to be subject to rapid technological change. Most of the major domestic and foreign automobile manufacturers: (1) have already produced electric and hybrid vehicles, and/or (2) have developed improved electric storage, propulsion and control systems, and/or (3) are now entering or have entered into production, while continuing to improve technology or incorporate newer technology. Various companies are also developing improved electric storage, propulsion and control systems. In addition, the stationary power market is still in its infancy. A number of established energy companies are developing new technologies. Cost-effective methods to reduce price per kilowatt have yet to be established and the stationary power market is not yet viable.

Our current products are designed for use with, and are dependent upon, existing technology. As technologies change, and subject to our limited available resources, we plan to upgrade or adapt our products in order to continue to provide products with the latest technology. We cannot assure you, however, that we will be able to avoid technological obsolescence, that the market for our products will not ultimately be dominated by technologies other than ours, or that we will be able to adapt to changes in or create "leading-edge" technology. In addition, further proprietary technological development by others could prohibit us from using our own technology.

There are substantial risks involved in the development of unproven products.

In order to remain competitive, we must adapt existing products as well as develop new products and technologies. In fiscal years 2003 and 2002 we spent $799,000 and $1,152,000 respectively on research and development of new products and technology. Despite our best efforts, a new product or technology may prove to be unworkable, not cost effective, or otherwise unmarketable. We can give you no assurance that any new product or technology we may develop will be successful or that an adequate market for such product or technology will ever develop.


We may be unable to effectively compete with other companies who have significantly greater resources than we have.

Many of our competitors, in the automotive, electronic and other industries, are larger, more established companies that have substantially greater financial, personnel, and other resources than we do. These companies may be actively engaged in the research and development of power management and conversion systems. Because of their greater resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sales of their products than we can. We believe that developing and maintaining a competitive advantage will require continued investment in product development, manufacturing capability and sales and marketing. We cannot assure you that we will have sufficient resources to make the necessary investments to do so. In addition, current and potential competitors may establish collaborative relationships among themselves or with third parties, including third parties with whom we have relationships. Accordingly, new competitors or alliances may emerge and rapidly acquire significant market share.


We have continued losses.

We have experienced recurring losses from operations and have been profitable in only one year, fiscal 1986. For the three months ended March 31, 2004, we had a net loss of $161,000 on sales of $1,108,000 and an accumulated deficit of $97,238,000. For the twelve months ended December 31, 2003, we had a net loss of $3,186,000 on sales of $4,310,000. For the twelve months ended December 31, 2002, we had a net loss of $3,598,000 on sales of $4,455,000. For the twelve months ended December 31, 2001, we had a net loss of $3,428,000 on sales of $3,780,000. There can be no assurance that we will achieve profitability in the near or foreseeable future or that any net operating losses will be available to us in the future as an offset against future profits for income tax purposes.


If we do not raise significant additional capital, we will be unable to fund continuing operations and will likely be forced to reduce or even cease operations.

We need substantial working capital to fund our operations. As of March 31, 2004, we had cash, cash equivalents and short-term investment balances of approximately $587,000. Our internal projections show that cash on hand as of March 31, 2004, together with anticipated revenues should be sufficient to fund operations at the current level for at least the next 12 months December 2004.

We are currently negotiating to correct a payment default with respect to a $120,000 unsecured note to Jeann Schulz. Unless we are successful in our efforts to raise additional funds, our cash resources will be used to satisfy our existing liabilities, such as that of Ms. Schulz, and we will be unable to fund our current operations, which may result in the reduction of operations. Even if we are successful in these efforts to raise funds, such funds may not be adequate to fund our operations on a long-term basis.


Future equity financings may dilute your holdings in our company.

We need to obtain additional funding through public or private equity or debt financing, collaborative agreements or from other sources. If we raise additional funds by issuing equity securities, current shareholders may experience significant dilution of their holdings. We may be unable to obtain adequate financing on acceptable terms, if at all. If we are unable to obtain adequate funds, we may be required to reduce significantly our spending and delay, scale back or eliminate research, development or marketing programs, or cease operations altogether.


Potential intellectual property, shareholder or other litigation could adversely impact our business.

Because of the nature of our business, we may face litigation relating to intellectual property matters, labor matters, product liability or shareholder disputes. Any litigation could be costly, divert management attention or result in increased costs of doing business. Although we intend to vigorously defend any future lawsuits, we cannot assure you that we would ultimately prevail in these efforts. An adverse judgment could negatively impact the price of our common stock and our ability to obtain future financing on favorable terms or at all.


We may be exposed to product liability or tort claims if our products fail, which could adversely impact our results of operations.

A malfunction or the inadequate design of our products could result in product liability or other tort claims. Accidents involving our products could lead to personal injury or physical damage. Any liability for damages resulting from malfunctions could be substantial and could materially adversely affect our business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market's perception of our products. This could result in a decline in demand for our products, which would materially adversely affect our financial condition and results of operations.


We are highly subject to general economic conditions.

The financial success of our company is sensitive to adverse changes in general economic conditions, such as inflation, unemployment, and consumer demand for our products. These changes could cause the cost of supplies, labor, and other expenses to rise faster than we can raise prices. Such changing conditions also could significantly reduce demand in the marketplace for our products. We have no control over any of these changes.


We are an early growth stage company.

Although our company was originally founded in 1976, many aspects of our business are still in the early growth stage development, and our proposed operations are subject to all of the risks inherent in a start-up or growing business enterprise, including the likelihood of continued operating losses. We are relatively new in focusing our efforts on electric systems, hybrid systems and fuel cell managed systems. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of an existing business, the development of new products and channels of distribution, and current and future development in several key technical fields, as well as the competitive and regulatory environment in which we operate.


We operate in a highly regulated business environment and changes in regulation could impose costs on us or make our products less economical.

Our products are subject to federal, state, local and foreign laws and regulations, governing, among other things, emissions as well as laws covering occupational health and safety. Regulatory agencies may impose special requirements for implementation and operation of our products or may significantly impact or even eliminate some of our target markets. We may incur material costs or liabilities in complying with government regulations. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations and requirements that may be adopted or imposed in the future.


We are highly dependent on a few key personnel and will need to retain and attract such personnel in a labor competitive market.

Our success is largely dependent on the performance of our key management and technical personnel, including Carl Perry, our Chief Executive Officer, Larry Lombard, our Acting Chief Financial Officer, Edward Moore, our Chief Operating Officer and Don Kang, our Vice President of Engineering, the loss of one or more of whom could adversely affect our business. Additionally, in order to successfully implement our anticipated growth, we will be dependent on our ability to hire additional qualified personnel. There can be no assurance that we will be able to retain or hire other necessary personnel. We do not maintain key man life insurance on any of our key personnel. We believe that our future success will depend in part upon our continued ability to attract, retain, and motivate additional highly skilled personnel in an increasingly competitive market.


There are minimal barriers to entry in our market.

We presently license or own a limited amount of proprietary technology and, therefore, have created little or no barrier to entry for competitors other than the time and significant expense required to assemble and develop similar production and design capabilities. Our competitors may enter into exclusive arrangements with our current or potential suppliers, thereby giving them a competitive edge which we may not be able to overcome, and which may exclude us from similar relationships.

Our industry is affected by political and legislative changes.

In recent years there has been significant public pressure to enact legislation in the United States and abroad to reduce or eliminate automobile pollution. Although states such as California have enacted such legislation, we cannot assure you that there will not be further legislation enacted changing current requirements or that current legislation or state mandates will not be repealed or amended, or that a different form of zero emission or low emission vehicle will not be invented, developed and produced, and achieve greater market acceptance than electric or hybrid electric vehicles. Extensions, modifications or reductions of current federal and state legislation, mandates and potential tax incentives could also adversely affect our business prospects if implemented.

                  CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and
Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus, and, except as required under applicable securities law, we assume no obligation to update them or to explain the reasons why actual results may differ.

                                 USE OF PROCEEDS

All proceeds from any sale of shares of common stock offered by the selling shareholders will be received by the selling shareholders and not by us.

                           PRICE RANGE OF COMMON STOCK

Our common stock is traded in the National Association of Securities Dealers, Inc. Electronic Bulletin Board ("OTC Bulletin Board") under the symbol "ENVA". The following table sets forth, for the fiscal quarters indicated, the high and low bid prices for our common stock as reported on the OTC Bulletin Board by the National Quote Bureau. The following over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

                                           Common Stock
                                      ------------------------
                                        High            Low        Average Daily
                                        Price          Price           Volume
                                      ---------      ---------     -------------
Calendar 2002
First Quarter.....................      $0.23          $0.14          265,875
Second Quarter....................      $0.19          $0.10          111,600
Third Quarter.....................      $0.15          $0.09           38,861
Fourth Quarter....................      $0.13          $0.07          146,977

Calendar 2003
First Quarter.....................      $0.09          $0.06          172,237
Second Quarter....................      $0.09          $0.06          119,057
Third Quarter.....................      $0.10          $0.05          465,683
Fourth Quarter....................      $0.14          $0.07          463,240

Calendar 2004
First Quarter.....................      $0.18          $0.12        1,513,231
Second Quarter (through June 22)..      $0.19          $0.14          495,024

As of June 22, 2004, we had approximately 9,750 holders of our Common Stock, 110 holders of our Series A Preferred Stock and 34 holders of our Series B Preferred Stock.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We retain any future earnings to fund our business. Additionally, we are required to pay dividends on our Series A Stock and our Series B Stock before we may pay dividends on our common stock. Therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. At March 31, 2004, we had an accumulated deficit of approximately $97,238,000. Until this deficit is eliminated, we are prohibited from paying dividends on any class of our stock except out of net profits unless we can meet certain assets and other tests under Sections 500 through 511 of the California Corporations Code. Our board of directors will determine any future dividend policy in light of the all of the foregoing information and then existing conditions, including our earnings, financial condition and financial requirements.

                                 CAPITALIZATION

The following table summarizes our balance sheet data as of March 31, 2004, December 31, 2003 and December 31, 2002:

SHAREHOLDERS' DEFICIT (in thousands):                                 As of
                                                                   03/31/2004      As of          As of
                                                                   unaudited    12/31/2003     12/31/2002
                                                               ----------------------------  -------------
Series A convertible preferred stock - No par value;
     30,000,000 shares authorized; 2,800,000;
     2,820,000 and 2,824,000 shares issued and
     outstanding at 03/31/04,
     12/31/03 and 12/31/02, respectively                              1,812          1,837         1,842

Series B convertible preferred stock - No par value;
     5,000,000 shares authorized; 1,217,196 shares
     issued and outstanding at 03/31/04, 12/31/03
     and 12/31/02, respectively                                       2,434          2,434         2,434

Stock notes receivable                                               (1,203)        (1,203)       (1,203)

Common Stock - No par value; 500,000,000 shares
     authorized; 380,144,000, 378,341,000 and
     345,194,000 shares issued and outstanding at
     03/31/04, 12/31/03 and 12/31/02,
     respectively                                                    86,167         86,054        84,026

Common stock subscribed                                                 176             60           130

Additional paid-in capital                                            7,031          7,031         6,949

Accumulated deficit                                                 (97,238)       (97,077)      (93,891)
                                                               ----------------------------  -------------

Total Shareholders' Equity (Deficit)                                   (821)          (864)          287
                                                               ============================  =============

This information should be read together with our Financial Statements and the related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                             SELECTED FINANCIAL DATA

The following selected financial data tables set forth selected financial data for the three months ended March 31, 2004 and the years ended December 31, 2003, 2002, 2001 and 2000, the five month period ended December 31, 1999 and the fiscal year ended July 31, 1999. The five-month period is related to a change in the fiscal year end which was effective December 31, 1999. . The statement of income data and balance sheet data for the three months ended March 31, 2004 are unaudited. The statement of income data and balance sheet data for and as of the end of the years ended December 31, 2003, 2002, 2001 and 2000, the five month period ended December 31, 1999 and the year ended July 31, 1999 are derived from our audited Financial Statements. The following selected financial data should be read in conjunction with, and are qualified in their entirety by, our financial statements, including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the following pages of this prospectus.

                                              Three                                                             Five
                                              Months                                                           Months       Fiscal
                                              Ended         As of and for the year ended December 31           Ended      Year Ended
                                             Mar. 31,         (in thousands, except per share data),          Dec. 31,     July 31,
                                              2004          2003         2002        2001          2000         1999         1999
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                            unaudited
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
NET SALES                                   $   1,108    $   4,310    $   4,455    $   3,780    $   2,883    $     629    $   2,774

COST OF SALES                                     658        3,304        3,784        2,783        2,013          377        1,460
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

GROSS MARGIN                                      450        1,006          671          997          870          252        1,314
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
OTHER COSTS AND EXPENSES

    Research and Development                      128          799        1,152          879          626          262          499
    Selling, general and  administrative          394        2,919        2,837        2,894        1,999          796        1,141
    Interest and financing fees                    64          234          199          113          174          244          724

    Other expenses (income)                       (19)         200         --             (7)           6         --            (41)
    Gain on Warranty
    Reevaluations                                --           --           --           --           --           --           (474)

    Equity in losses                               44           40         --           --           --           --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Legal Settlements                               --           --             81          900           75          125         --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Total other costs and expenses                    611        4,192        4,269        4,779        2,880        1,427        1,849
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
LOSS FROM CONTINUING OPERATIONS                  (161)      (3,186)      (3,598)      (3,782)      (2,010)      (1,175)        (535)

GAIN ON DEBT RESTRUCTURING                       --           --           --            354        1,551          214          140
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
NET LOSS
                                                 (161)      (3,186)      (3,598)      (3,428)        (459)        (961)        (395)
PER COMMON SHARE:
    Loss from continuing operations             (0.01)       (0.01)       (0.01)       (0.01)       (0.01)       (0.01)       (0.01)
    Gain on debt restructuring                   --           --           --           --           0.01         --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net loss per common share                      (0.01)       (0.01)       (0.01)       (0.01)        --          (0.01)       (0.01)
                                            =========    =========    =========    =========    =========    =========    =========
EIGHTED AVERAGE  NUMBER OF COMMON
SHARES OUTSTANDING                            374,644      334,840      326,390      275,189      235,199      251,994      152,077
                                            =========    =========    =========    =========    =========    =========    =========
Total Assets                                    4,864        4,870        6,224        4,340        3,094        2,697        3,940
                                            =========    =========    =========    =========    =========    =========    =========
Long-term debt                                  3,355        3,347        3,332        3,332        3,332        3,332        3,332
                                            =========    =========    =========    =========    =========    =========    =========
Shareholder's equity (deficit)                   (821)        (864)         287         (232)      (1,648)      (5,015)      (7,316)
                                            =========    =========    =========    =========    =========    =========    =========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this Management's Discussion and Analysis of Financial Condition and Results of Operations in conjunction with our 2003 Financial Statements and Notes thereto. The matters addressed in this Management's Discussion and Analysis of Financial Condition and Results of Operations, with the exception of the historical information presented, contains certain forward-looking statements involving risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Certain Factors That May Affect Future Results" and elsewhere in this report.


Cautionary Note on Forward-looking Statements

Some of the matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. These forward-looking statements are made as of the date of this Prospectus, and, except as required under applicable securities law, we assume no obligation to update them or to explain the reasons why actual results may differ.


OVERVIEW

Enova believes it is a leader in the development and production of commercial digital power management systems. Power management systems control and monitor electric power in an automotive or commercial application such as an automobile or a stand-alone power generator. Drive systems are comprised of an electric motor, an electronics control unit and a gear unit which power an electric vehicle. Hybrid systems, which are similar to pure electric drive systems, contain an internal combustion engine in addition to the electric motor, eliminating external recharging of the battery system. A fuel cell based system is similar to a hybrid system, except that instead of an internal combustion engine, a fuel cell is utilized as the power source. A fuel cell is a system which combines hydrogen and oxygen in a chemical process to produce electricity. Stationary power systems utilize similar components to those which are in a mobile drive system in addition to other elements. These stationary systems are effective as power-assist or back-up systems, alternative power, for residential, commercial and industrial applications.

Enova develops and produces advanced software, firmware and hardware for applications in these alternative power markets. Our focus is digital power conversion, power management, and system integration, for two broad market applications - vehicle power generation and stationary power generation.

Specifically, we develop, design and produce drive systems and related components for electric, hybrid-electric, fuel cell and microturbine-powered vehicles. We also develop, design and produce power management and power conversion components for stationary distributed power generation systems. These stationary applications can employ fuel cells, microturbines, or advanced batteries for power storage and generation. Additionally, we perform research and development to augment and support others' and our own related product development efforts.

Our product development strategy is to design and introduce to market successively advanced products, each based on our core technical competencies. In each of our product / market segments, we provide products and services to leverage our core competencies in digital power management, power conversion and system integration. We believe that the underlying technical requirements shared among the market segments will allow us to more quickly transition from one emerging market to the next, with the goal of capturing early market share.

The financial statements present the financial position of Enova Systems, Inc. as of March 31, 2004, December 31, 2003 and 2002 and the results of operations and cash flows for the three months ended March 31, 2004 and the years ended December 31, 2003, 2002 and 2001.

Critical Accounting Policies

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the notes to the financial statements includes a summary of the significant accounting policies and methods used in the preparation of our financial statements. The following is a brief discussion of the more significant accounting policies and methods that we use.

Our discussion and analysis of our financial condition and result of operations are based on our financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Our preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We based our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The most significant estimates and assumptions relate to revenue recognition and potential allowances for doubtful accounts. Actual amounts may differ from such estimates under different assumptions or conditions. The following summarizes our critical accounting policies and significant estimates used in preparing our consolidated financial statements:

     o    The first-in, first-out (FIFO) method to value our inventories;

     o The intrinsic value method, or APB Opinion No. 25, to account for our stock options;

     o Review of customers' receivable to determine the need for an allowance for credit losses based on estimates of customers' ability to pay. If the financial condition of our customers were to deteriorate, an allowance may be required.

     o Revenue recognition - The Company is required to make judgments based on historical experience and future expectations, as to the reliability of shipments made to its customers. These judgments are required to assess the propriety of the recognition of revenue based on Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," and related guidance. The Company makes these assessments based on the following factors: i) customer-specific information, ii) return policies, and iii) historical experience for issues not yet identified.

These accounting policies are applied consistently for all years presented. Our operating results would be affected if other alternatives were used. Information about the impact on our operating results is included in the footnotes to our financial statements.


LIQUIDITY AND CAPITAL RESOURCES

We have experienced cash flow shortages due to operating losses primarily attributable to research, development, marketing and other costs associated with our strategic plan as an international developer and supplier of electric propulsion and power management systems and components. Cash flows from operations have not been sufficient to meet our obligations. Therefore, we have had to raise funds through several financing transactions. At least until we reach breakeven volume in sales and develop and/or acquire the capability to manufacture and sell our products profitably, we will need to continue to rely on cash from external financing sources. We are seeking new investment capital to fund research and development and create new market opportunities. In order to fuel our growth in the stationary power market, we will need additional capital to further these development programs and augment our intellectual properties. We believe that for at least the next 12 months, assuming there are no unanticipated material adverse developments and no material decrease in revenues, our cash flows from operations and through credit facilities should be sufficient to enable us to pay our debts and obligations as they mature. We will continue to benefit in fiscal 2004 from expense reductions through reduced number of employees and other expenses undertaken in fiscal 2003. However, our current sources of funds are not sufficient to provide the working capital for material growth, and we need to obtain additional debt or equity financing to support such growth.


Three Months ended March 31, 2004

In the first quarter of 2004, Enova entered into several stock purchase agreements to issue 16,250,000 shares of our common stock through a private placement offering at $0.12 per share for a total cash purchase of $1,950,000. The funds were received and the shares were issued in April 2004. These investors represented that they were accredited investors. We relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, for the exemption from registration of the sale of such shares. Enova continues to seek additional investment capital to fund its operations, development and expansion plans. As of June 22, 2004, there were no other firm commitments. Enova also has a commitment from Hyundai Heavy Industries to invest, in June 2004, an additional $1,500,000 in Enova under the same terms as the initial investment, subject to stock price adjustments, in accordance with the terms of the Joint Venture Agreement.

Current liabilities decreased by a net of $38,000 from December 31, 2003 to March 31, 2004, due primarily to reductions of outstanding vendor payables primarily due Hyundai Heavy Industries in connection with additional power management and conversion component inventory and Hyundai Autonet for materials associated with the terminated Ballard/Ford Th!nk city program.

Capital lease obligations decreased by $8,000 during the three months ended March 31, 2004, from December 31, 2003, also due to scheduled payments of these liabilities.

Interest accruing on notes payable increased by $62,000 for the three months ended March 31, 2004.

The operations of we during the first quarter of fiscal 2004 were financed primarily by the funds received on engineering contracts and sales of drive system components as well as cash reserves provided by equity financings. It is management's intention to continue to support current operations through sales of products and engineering contracts, as well as to seek additional financing through private placements and other means to increase inventory reserves and to continue internal research and development.


Contractual Obligations

The following table outlines payments due under our significant contractual obligations over the next five years, exclusive of interest:

                                        Payments Due by Period

Contractual Obligations                  Less than 1     1-3          4-5        After 5
At December 31, 2003                         Year       Years        Years        Years
------------------------                 ----------   ----------   ----------   ----------
                              Total
Long Term Debt              $3,478,000   $  131,000   $   15,000   $     --     $3,332,000
Capital Lease Obligations       28,000       20,000        8,000         --           --
Operating Leases               614,000       97,000      489,000       28,000         --
Unconditional Purchase
Obligations                       --           --           --           --           --

Total Contractual Cash
Obligations                 $4,120,000   $  248,000   $  512,000   $   28,000   $3,332,000

The above table outlines our obligations as of December 31, 2003 and does not reflect the changes in our obligations that occurred after that date.


Year ended December 31, 2003

Throughout 2003, our management reassessed our current resource allocations and overhead costs. Due to the loss of the Advanced Vehicle Systems (AVS) programs (refer to "Legal Proceedings" below) and an overall slowdown in heavy-duty drive system purchases, our management analyzed current processes and budgets for potential targets for cost reduction. As a result of this analysis, our management implemented several cost reduction programs, including personnel reductions, workweek modifications and other cost restraint endeavors to achieve these goals. Personnel levels were reduced to 28 employees at December 31, 2003 from 45 at December 31, 2002. Because of the workforce reductions and other cost containment policies, we continue to realize a reduction in monthly cash outlays of approximately $120,000 via these cost reductions compared with the monthly average for the first six months of 2003 without impact to our current operations.

In 2003, we expanded our sales and development efforts to capture additional global market share for our product line and our technical expertise. We expanded further into U.S., European and Asian markets with our heavy duty drive systems and added to our development programs with Ford, Hyundai and the U.S. Department of Transportation with major customers such as Mack Truck / Volvo, EDO Corporation, MTrans of Malaysia, the U.S. Navy and others. We continue to focus on building our product line, increasing our market share and developing the next generation of advanced power management and conversion systems.

Our operations during the year ended December 31, 2003 were financed by development contracts and product sales, as well as from working capital reserves.

During the year ended December 31, 2003, our operations required $1,378,000 more in cash than was generated. We continue to increase research and development spending, as well as increased sales, marketing and administrative expenses necessary for expansion to meet customer demand. Accounts receivable increased by $142,000 from $1,256,000, or approximately 11% from the balance at December 31, 2002 (net of write-offs). Accounts receivable were $803,000 (which includes $595,000 of accounts receivable of AVS that were written off) at December 31, 2003 or 36% lower than comparable balances at December 31, 2002. To a large extent, the decrease is due to the $595,000 write-off caused by the bankruptcy of AVS, as noted below, and the overall slowdown in new business in the third and fourth quarters of 2003. We began several new development contracts in the fourth quarter of 2003, which we anticipate will increase receivables in future quarters. During the twelve months ended December 31, 2003, we charged off approximately $595,000 primarily for sales made to AVS in 2002 and 2003. We continually monitor our receivables and have had immaterial charge-offs during the years, other than AVS, due to this policy. Inventory decreased slightly by $46,000 from $1,652,000 or less than 3% from December 31, 2002 balances. During late 2002, we increased our inventory stock to meet forecasted customer demand from AVS and other heavy-duty drive systems customers. In 2003, several of these customers experienced slower demand than anticipated which resulted in fewer purchases from Enova. We sold these systems throughout 2003 and anticipate additional sales of these systems in 2004. Additionally, included in our inventory are raw materials and equipment related to the Ballard/Ford Th!nk city program, as noted below under Ballard Power Systems, which have a book value of approximately $180,000 based on our negotiated settlement with Ballard. These materials have an original cost value of over $700,000. It is our intention to resell these materials during 2004.

Fixed assets increased by $112,000 or 7%, before depreciation and a write-down of $200,000 for our Hawaii demonstration tram, for the year ended December 31, 2003 from the prior year balance of $1,668,000 primarily due purchases of test equipment, production machinery, software and tooling for programs and products developed during the year. The Hawaii tram was originally booked as an asset at a value of $350,000 based on then applicable market conditions for such pure electric vehicles. We determined that, after allowing for depreciation of $100,000, the tram has a net realizable value in the range between $50,000 and $100,000. It is our intent to sell the tram in 2004.

Investments increased by $960,000 during 2003, net of our pro-rata share of losses attributable to the investment, which reflect our forty percent (40%) interest in the Hyundai-Enova Innovative Technology Center as noted elsewhere in this Prospectus. For the year ended December 31, 2003, the ITC generated a net loss of approximately $100,000, resulting in a charge to Enova of $40,000 utilizing the equity method of accounting for our interest in the ITC. Based on contractual obligations of our Joint Venture Agreement with Hyundai Heavy Industries Co., such investment is anticipated to increase by $1,000,000 in 2004.

Other assets decreased by $94,000 during 2003 from $498,000 in 2002 as we continued to amortize the asset relating to the Ford Value Participation Agreement. Intellectual property assets, including patents and trademarks, increased by $11,000 in 2003 from $78,000 at December 31, 2002 as we continued to capitalize new intellectual property rights on our technology.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2004

Net revenues for the three months ending March 31, 2004 were $1,108,000 as compared to $1,339,000 for the corresponding period in 2003. Net production sales for the quarter ended March 31, 2004 decreased to $672,000 from $1,016,000 in the same period in 2003. The decrease in production revenues is a result of the overall slowdown in heavy-duty alternative fuel drive system sales as manufacturers assess the various new types of systems on the market. There has been a greater shift to parallel hybrid type systems, however, as yet, no particular type of system has gained a major foothold. Management's strategy, in this regard, is to provide a dual path approach in offering both a series and parallel hybrid drive systems solution commencing in 2004. To offset this temporary decline in production sales, we are aggressively pursuing privately and governmental funded development programs. This allows we to increase its revenue base, form new alliances with major OEMs and participate in the latest trends in alternative fuel technologies. Research and development revenues increased to $436,000 from $323,000 during the same period in 2003. Research and development revenues are a result of engineering services for the Mack/Volvo hybrid drive system, the EDO minesweeper project and the HEVDP Hickam fuel cell bus program.

Cost of revenues for the three months ended March 31, 2004 decreased to $658,000 compared to cost of revenues of $977,000 for the same three-month period in 2003. The decrease in cost of sales is directly attributable to lower sales volumes for the quarter.

Internal research, development and engineering expenses decreased in the three months ended March 31, 2004 to $128,000 as compared with $488,000 in the same period in 2003. Due to an increase in externally funded development programs and the decrease in the our workforce, Enova has allocated less of its own funds to new product development. Enova continues to allocate increased resources to the development of its diesel generation motor, upgraded proprietary control software, enhanced DC-DC converters and advanced digital inverters and other power management firmware. We are utilizing external funding, however, for a greater percentage of these development costs.

Selling, general and administrative expenses decreased $132,000 to $353,000 for the three months ended March 31, 2004 from the previous year's comparable period. The decrease is a direct result of management's cost reduction strategies which we will strive to maintain in 2004 in its efforts to achieve profitability, although management cannot assure that profitability will be achieved.

Interest and financing fees remained relatively constant at approximately $64,000 for the first quarter of 2004, up slightly from the same period in 2003 due to an increase in the interest rate charged per the terms of our long term note.

We incurred a loss from continuing operations of $161,000 in the first quarter of 2004 compared to a loss of $743,000 in the first quarter of 2003, which represents a 78% reduction in loss. As noted above, this decrease was primarily due to cost reduction strategies implemented by management and workforce restructurings. By increasing sales revenues while maintaining these cost management strategies, we believes it will be able to reduce its annual loss from operations as compared with prior years results; however, management cannot assure that these results will be achieved.


Years Ended December 31, 2003 and 2002

Net sales of $4,310,000 for the twelve months ended December 31, 2003 decreased $145,000 or 3% from $4,455,000 during the same period in 2002. Our sources of revenue for 2003 came primarily from product sales. Product sales as a percentage of total revenues of 56% in 2003 were consistent to the 2002 product sales to total revenues percentage of 59%. Sales of our Panther 120kW drive systems accounted for a majority of our product sales in 2003. We believe this trend will continue over the next several years. However we will continue to seek out and contract for new development programs with both our current partners such as Ford, Mack/Volvo, UTC, Hyundai and our other U.S., Asian and European alliance partners, as well as with new alliances with other vehicle manufacturers and energy companies.

Cost of sales consists of component and material costs, direct labor costs, integration costs and overhead related to manufacturing our products. Product development costs incurred in the performance of engineering development contracts for the U.S. Government and private companies are charged to cost of sales for this contract revenue. During 2003, we continued our trend of establishing new customers and strengthening current alliances with customers, such as Tomoe and MTrans in the heavy-duty drive system market. Because the market is relatively nascent, our customers require additional integration and support services to customize, integrate and evaluate our products. We believe these costs to be initial, one-time costs for these customers and anticipate similar costs to be incurred with respect to new customers as we gain additional market share. Cost of sales for the year ended December 31, 2003 decreased $438,000, or 12%, from $3,784,000 for the year ended December 31, 2002. This decrease is attributable to follow-on orders from existing customers such as EPT and MTrans, which no longer require as much integration support, and from decreased pricing from our contract manufacturers as our order quantities rise. As we increase our sales volume, we believe the costs associated with manufacturing and integrating these products should continue to decrease, improving our gross margins.

Research and development expenses consist primarily of personnel, facilities, equipment and supplies for our research and development activities. Non-funded development costs are reported as research and development expense. Research and development expense decreased in 2003 to $799,000 from $1,152,000 for the same period in 2002, a decrease of $352,000, or 31%. During 2003, we reduced non-essential expenses for internal research and development without sacrificing that development necessary to maintain our competitive edge in our markets. We supplemented this reduction by teaming with other companies in our sector such as Mack/Volvo, Hyundai, and the U.S. Government to offset the costs of development for new products in the areas of mobile and stationary power management and conversion. Programs included our advanced power management systems for fuel cells, our diesel generation engine/motor system for our heavy-duty drive systems, a dual 8kW inverter, and upgrades and improvements to our current power conversion and management components. Additionally, we continue to enhance our technologies to be more universally adaptable to the requirements of our current and prospective customers. By modifying our software and firmware, we believe we should be able to provide a more comprehensive, adaptive and effective solution to a larger base of customers and applications. We will continue to research and develop new technologies and products, both internally and in conjunction with our alliance partners and other manufacturers as we deem beneficial to our global growth strategy.

Selling, general and administrative expenses consist primarily of personnel and related costs of sales and marketing employees, consulting fees and expenses for travel, trade shows and promotional activities and personnel and related costs for general corporate functions, including finance, accounting, strategic and business development, human resources and legal. Selling, general and administrative expenses were further reduced in 2003 from 2002 levels continuing a trend from prior years. Net of the $595,000 AVS bad debt write-off, our selling, general and administrative expenses decreased $515,000 in the year ended December 31, 2003, to $2,322,000 from $2,837,000 for the similar period in 2002. This represents an 18% reduction in these expenses as a result of management's cost reduction programs implemented throughout 2003 including workforce cutbacks, elimination of non-essential expenses and exercising tighter constraint over overhead costs in general. We are continually reviewing operations to lower overhead costs and increase operational efficiencies

For the year ended December 31, 2003, interest and financing fees increased by $22,000 to $242,000, an increase of 10%. The increase was due solely to an increase in 2003 in the interest rate on the note due the Credit Managers Association of California for $3.2 million per the terms of that note.

Our $3,186,000 net loss for the year ended December 31, 2003 is $411,000 less than the loss incurred in 2002 of $3,598,000, a decrease of 11%. Excluding the bad debt charge of $595,000 for the AVS bankruptcy and the write-down of the Hawaii tram of $200,000, our loss for the year would be $1,206,000 less, or $2,392,000 for the year ended December 31, 2003, over 34% lower than that incurred in 2002. This decrease is a significant milestone in our goal to break-even in the near future. Management will continue to seek operational efficiencies and methods to reduce manufacturing and overhead costs as well as increase revenues to achieve this goal of profitability.

Ballard Power Systems

Our development and production program with Ballard Power Systems for low voltage 30kW electric drive system components for use in Ford's Global Th!nk City was terminated by Ford and Th!nk Nordic in early 2003. Under the terms of the contract, Ballard is liable for all costs we incurred which are normally associated with production, including inventory and other development or production costs. We invoiced Ballard for approximately $952,000 for work-in-process inventory and other additional material, tooling and engineering costs for the initial production of the drive system component. Of this amount, Ballard remitted $580,400 during the second quarter of 2003. In October 2003, we reached a settlement with Ballard on all remaining balances due wherein we will receive $198,125 in cash and title to all inventory, raw materials, tooling and equipment in our possession that is associated with the program. We are in the process of selling such inventory, raw materials, tooling and equipment in the resale markets. We believe that the resale market value of such inventory and equipment will be at least equal to the value of the remaining balance of the receivable, or approximately $173,000.

Hyundai-Enova Innovative Technology Center

In September 2003, we funded, with Hyundai Heavy Industries, Co. Ltd. (HHI), the Hyundai-Enova Innovative Technology Center (HEITC) to be located at our Torrance headquarters. In connection with the Joint Venture Agreement entered into between HHI and us in March 2003, HHI purchased $1,500,000 of our common stock, for an aggregate of 23,076,923 shares representing a 6.2% ownership in Enova. Enova used $1,000,000 of such funds to invest in HEITC for a forty percent (40%) equity ownership interest. HHI invested an additional $1,500,000 in HEITC for a sixty percent (60%) equity ownership interest in HEITC. In July 2004, HHI will invest an additional $1,500,000 in Enova and $1,500,000 in HEITC under the same terms as the initial investment, subject to stock price adjustments, in accordance with the Joint Venture Agreement. The joint venture company officially opened in November 2003 to pursue advanced research and development in hybrid automotive and stationary applications for fuel cell technologies


Years Ended December 31, 2002 and 2001

Net sales of $4,455,000 for the twelve months ended December 31, 2002 increased $675,000 or 18% from $3,780,000 during the same period in 2001. Our revenue base is shifting to higher concentration in product sales as we expand our market penetration in these areas. Product sales as a percentage of total revenues increased to 59% in 2002 as compared with 26% of total revenues in 2001. Sales of our Panther 240kW, 120kW and 90kW drive systems accounted for a majority of our product sales.

Cost of sales consists of component and material costs, direct labor costs, integration costs and overhead related to manufacturing our products. Product development costs incurred in the performance of engineering development contracts for the U.S. Government and private companies are charged to cost of sales for this contract revenue. During 2002, we established several new customers, such as AVS, Tomoe and MMT, in the heavy-duty drive system market which required additional integration and support services to customize, integrate and evaluate our products. During the year ended December 31, 2002, we charged off approximately $200,000 in obsolete inventory and other engineering costs related to the cancellation of the Ballard/Ford Th!nk program.. Due to the increase in net sales, the aforementioned costs, the Ballard program cancellation and other inventory adjustments, cost of sales of $3,784,000 for the year ended December 31, 2002 reflect an increase of $1,001,000, or 36%, from $2,783,000 for the year ended December 31, 2001.

Research and development expenses consist primarily of personnel, facilities, equipment and supplies for our research and development activities. Non-funded development costs are reported as research and development expense. Research and development expense increased in 2002 to $1,152,000 from $879,000 for the same period in 2001, an increase of $273,000, or 31%. During 2002, we continued to expend funds for research and development for new technologies to enhance existing products as well as develop new products in the areas of mobile and stationary power management and conversion. Programs included our 240kW drive system, advanced power management systems for fuel cells, a Panther 90kW Dual Motor drive system, a diesel generation engine/motor system for our heavy-duty drive systems, a 18kW on-board charger system and upgrades and improvements to our current power conversion and management components. During 2002, we expended additional resources toward these types of programs and therefore modified our allocation of engineering costs to reflect this shift. Selling, general and administrative expenses consist primarily of personnel and related costs of sales and marketing employees, consulting fees and expenses for travel, trade shows and promotional activities and personnel and related costs for general corporate functions, including finance, accounting, strategic and business development, human resources and legal. Selling, general and administrative expense decreased in the year ended December 31, 2002 to $2,837,000 from $2,894,000 for the similar period in 2001. During 2002, legal and accounting fees of approximately $318,000 in conjunction with two Form S-1 Registration Statements, required quarterly, annual and other periodic SEC filings, as well as compliance with the Sarbanes-Oxley Act of 2002 and other legal matters, accounted for the majority of these expenses..

For the year ended December 31, 2002, interest and financing fees increased by $86,000 to $199,000, an increase of 76%. The increase was due primarily to an increase in the rate on the Note due the Credit Managers Association of California for $3.2 million per its terms and additional lease financings for equipment during 2002.

Our net loss for the year ended December 31, 2002 of $3,598,000 is comparable to the loss incurred in 2001 of $3,428,000. Certain factors, such as the Ballard program cancellation, could not be anticipated and did contribute substantially to the net loss from operations

In 2001, we entered into several supplier agreements and commenced new development programs with automotive and transit manufacturers both domestically and internationally. Additionally, we completed various research and development programs sponsored by the U.S. Government and private corporations.

Ford Motor Company Programs
---------------------------

In July 2001, we entered into a strategic relationship with Ford Motor Company under which we were selected by Ford's Th!nk brand to develop and manufacture a high power, high voltage conversion module for their upcoming fuel cell vehicle. The high voltage conversion module will convert high voltage power from the fuel cell into a lower voltage.

Hyundai Motor Company Programs
------------------------------

We continue to develop hybrid and fuel cell based systems with Hyundai Motor Company, the world's seventh largest automobile manufacturer. Having successfully completed our hybrid drive system and fuel cell electric vehicle program, we are working with Hyundai on advanced hybrid and fuel cell applications. We delivered four series-hybrid drive systems for use in Hyundai's county bus at the World Cup Soccer in Seoul, Korea in June 2002.

Hyundai continues to contract with our company for the development of advanced hybrid and fuel cell powered drive systems. In regards to passenger vehicle programs, we continue in our efforts to develop a commercially viable parallel hybrid motor and controller for Hyundai's new hybrid vehicle to be introduced in 2004. The prototype drive system for this program was delivered to Hyundai in February 2002. Development programs with Hyundai generated approximately $450,000 in sales in the year ended December 31, 2002.

Light-Duty Drive Systems
------------------------

In addition to the 30kW motor controller, charger and DC-DC converter which we, in alliance with Hyundai Autonet, are manufacturing for Ballard Power, we are also marketing our PantherTM 90kW drive systems. Our 90kW controller, motor and gear unit provide outstanding performance for light duty vehicles such as midsize automobiles and delivery vehicles.

Heavy-Duty Drive Systems
------------------------

Sales of our PantherTM 120kW drive systems continue to provide increased revenues for our company. We have entered into supplier agreements with manufacturers in Europe and Japan as well as domestically. Hyundai Heavy Industries is also our outsource manufacturer for the Panther 120kW as well as the motor and controller for our Panther 240kW drive systems.

Eco Power Technology of Italy purchased 15 PantherTM 120kW electric drive systems, which were delivered during 2001, as well as three of our Fast Chargers. Eco Power is one of the largest integrators of medium size transit buses for the European shuttle bus market with key customers in Rome and Genoa. Total sales for the year ended December 31, 2001 from Eco Power were $360,000.

Wrights Environment, a division of Wrights Bus, one of the largest low-floor bus manufacturers in the United Kingdom, has integrated our hybrid electric
PantherTM 120kW drive system, which utilizes a microturbine from Capstone Turbine Corporation as its power source. Wrights purchased additional pure electric drive systems for their midsize buses for sale in the United Kingdom and the European Continent..

We entered the Japanese bus market with two new customers, Tomoe Electro-Mechanical Engineering and Manufacturing, Inc. and Moriah Corporation in 2001. Both of these companies entered into supplier agreements with us and we delivered our first Panther 120kW system to Tomoe in 2001.

In the high performance heavy-duty drive system area, we completed the first prototype of our PantherTM 240kW drive system in 2001. In conjunction with Hyundai Heavy Industries and Ricardo, Inc, of Michigan, a developer and manufacturer of advanced transmissions, we produced a drive system for heavy-duty applications including transit buses, heavy-duty trucks and other applications.

Research and Development Programs
---------------------------------

Our development and integration contracts with the DOT and the State of Hawaii continue to create new opportunities for our drive systems.

During 2001, Enova, Hyundai and the State of Hawaii introduced 15 Hyundai Santa Fe electric vehicles in Honolulu, Hawaii for test and evaluation prior to their entry into the U.S. markets. The contract has two elements, one for integration of our BCU II battery care unit, which allows the vehicles to accept fast charging, and a second contract for maintenance of the vehicles over the two-year program. The participants in the program include state and local offices as well as Hickam Air Force base.

Our contract with the DOT to design and test a three-car tram utilizing the PantherTM 120kW drive system was completed and delivered to the High Technology Development Corporation's facility in Honolulu in 2001. This tram, capable of carrying 100 passengers, was delivered to the Honolulu International Airport for further test and evaluation in 2001.

We completed the integration of our drive systems into several State of Hawaii and DOT vehicles. We upgraded eight Chevrolet S-10 trucks owned by the City of Honolulu to our PantherTM 60kW drive system, including our BCU-II battery care unit for fast-charge capability in 2001.

Also, we e converted an Eldorado 30-foot bus utilizing our PantherTM 120kW drive system for the Hickam Air Force base in 2001. All of these programs were funded in conjunction with the Hawaii Electric Vehicle Development Project, the DOT and the State of Hawaii.

Development programs with the Department of Transportation and the State of Hawaii accounted for approximately $1,180,000 of total revenues for the year ended December 31, 2001.

Stationary Power Applications
-----------------------------

Our stationary power programs continue to attract new potential partners and customers from both fuel cell manufacturers and petroleum companies. It is our belief that utilizing our power management systems for stationary applications for fuel cells will open new markets for our company. We are also developing applications for these products in the telecommunications and distributed generation markets. We can make no assurance that we will successfully develop such applications or that any such applications will find acceptance in the marketplace.

We view stationary power applications of our power management systems as an important new area of product development. In the stationary power management field, we are developing applications for our products in the telecommunications and distributed generation markets. We believe our approach of providing the enabling technology in power management and conversion to power generation companies is key to early access to these markets. Our joint marketing and development efforts with Capstone Turbine Corporation, UTC Fuel Cells and Hydrogenics of Canada have the potential to assist us in penetrating these markets.

Investment Funding
------------------

We are seeking new investment capital to fund research and development and create new market opportunities. In order to fuel our growth in the stationary power market, we will need additional capital in order to create additional intellectual property.

In June 2002, several accredited investors purchased 42,100,000 shares common stock through a private placement offering at $0.10 per share for a total cash purchase of $4,210,000. These investors represented that they were accredited investors. We relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, for the exemption from registration of the sale of such shares.

A finder's fee of $205,500 was paid in conjunction with this private placement funding to The Global Value Investment Portfolio Management Pte Ltd, a Singapore Company which is substantially owned by two affiliated parties; Anthony

Rawlinson, Chairman of the Board of our Company and Borl partnership, owned by Boris Liberman Family Trusts, which is also affiliated with Jagen Pty Ltd., a large shareholder in Enova Systems.

In May 2001, Jagen Pty, Ltd exercised warrants to purchase 41,666,666 shares of common stock at $0.06 per share for a total of $2,500,000. In July 2001, Anthony Rawlinson, our chairman, exercised warrants to purchase 8,333,334 shares of common stock at $0.06 per share for a total of $500,000. Jagen and Mr. Rawlinson represented that they were accredited investors. We relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, for the exemption from registration of the sale of such shares.

In June 2001, we issued warrants to purchase 15,000,000 shares of common stock of Enova Systems to Ford Motor Company with respect to a participation program. We relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, for the exemption from registration of the sale of such shares.

In early 2001, we retained Merrill Lynch as our investment advisor to pursue equity financing options and other strategic alternatives.

During the year ended December 31, 2001, our operations required $3,023,000 more in cash then was generated. We continue to increase research and development spending, as well as increased sales, marketing and administrative expenses necessary for expansion to meet customer demand. Accounts receivable increased by $233,000 from $1,004,000, or 23% from the balance at December 31, 2000, as we continued to expand our customer base and increased sales. Inventory increased by $520,000 from $406,000 or 128% from December 31, 2000 balances. As we continue to enter into additional production contracts with companies such as Eco Power, Ford, Ballard and others, we will continue to require additional raw materials and finished goods to meet demand.

Fixed assets increased by $219,000 or 28% before depreciation for the year ended December 31, 2001 from the prior year balance of $784,220 as we increased both the number of engineers and the complexity of our programs. Increases in test equipment, production machinery and both technical hardware and software attributed to the increase.

Other assets increased by $668,000 during 2001 from $68,000 in 2000 primarily due to the booking of an asset in relation to the Ford Value Participation Agreement. We determined, utilizing the Black Scholes method, the value of the initial tranche of the vested warrants under this program is $577,000. As additional warrants become vested in the coming years, they will be valued under the same methodology and booked as an expense and into stockholders equity. Additionally, increases were due to intellectual property expenses being applied as they relate to several new patents on our technology.

As of December 31, 2001, we completed our restructuring of the remainder of our antecedent payables, reducing those accounts to zero from $210,000 in 2000.

Long term debt includes a secured promissory note to Credit Managers Association of California in the amount of $3,332,000, with interest at 3% for the first five years beginning June 1996, 6% for years six and seven, and then at prime plus 3% through maturity; interest payments are made upon payment of principal, which is due no later than April 2016; a sinking fund escrow is required to be funded with 10% of future equity financing, as defined in the agreement. The note is secured with a UCC-1 filing for all the assets of our Company.

Due to the nature of our industry and the amount of research and development which has been necessary to begin to produce commercially viable products, we have experienced the need for cash for operations from outside sources. We changed our business strategy in 1997 to focus on the development of drive systems and components for electric, hybrid-electric and fuel cell mobile and stationary applications. Invested capital from 1997 to the present has been used for the development and advancement of these systems which are now being sold as discussed elsewhere in this prospectus. We may, from time to time, require additional invested capital to fund development of new or advanced technologies for our products.

The future unavailability or inadequacy of financing to meet future needs could force us to delay, modify, suspend or cease some or all aspects of our planned operations.

Recent accounting pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities" which addresses the consolidation of business enterprises (variable interest entities) to which the usual condition (ownership of a majority voting interest) of consolidation does not apply. The interpretation focuses on financial interests that indicate control. It concludes that in the absence of clear control through voting interests, a company's exposure (variable interest) to the economic risks and potential rewards from the variable interest entity's assets and activities are the best evidence of control. Variable interests are rights and obligations that convey economic gains or losses from changes in the values of the variable interest entity's assets and liabilities. Variable interests may arise from financial instruments, service contracts, nonvoting ownership interests and other arrangements. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary would be required to include the assets, liabilities and the results of operations of the variable interest entity in its financial statements. In December 2003, the FASB issued a revision to FIN 46 to address certain implementation issues. This statement is not applicable to us.

In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting and reporting for derivative instruments and hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for derivative instruments and hedging activities entered into or modified after September 30, 2003, except for certain forward purchase and sale securities. For these forward purchase and sale securities, SFAS No. 149 is effective for both new and existing securities after September 30, 2003. This statement is not applicable to us.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 will be effective for financial instruments entered into or modified after May 31, 2003 and otherwise will be effective at the beginning of the first interim period beginning after June 15, 2003. This statement is not applicable to us.

                                    BUSINESS

General

Enova Systems, Inc., a California Corporation ("Enova" or the "Company"), was incorporated on July 30, 1976. The Company's fiscal year ends December 31. All year references refer to fiscal years.

Enova believes it is a leader in the development and production of commercial digital power management systems. Power management systems control and monitor electric power in an automotive or commercial application such as an automobile or a stand-alone power generator. Drive systems are comprised of an electric motor, an electronics control unit and a gear unit which power an electric vehicle. Hybrid systems, which are similar to pure electric drive systems, contain an internal combustion engine in addition to the electric motor, eliminating external recharging of the battery system. A fuel cell based system is similar to a hybrid system, except that instead of an internal combustion engine, a fuel cell is utilized as the power source. A fuel cell is a system which combines hydrogen and oxygen in a chemical process to produce electricity. Stationary power systems utilize similar components to those which are in a mobile drive system in addition to other elements. These stationary systems are effective as power-assist or back-up systems, alternative power, for residential, commercial and industrial applications.

Enova develops and produces advanced software, firmware and hardware for applications in these alternative power markets. Our focus is digital power conversion, power management, and system integration, for two broad market applications - vehicle power generation and stationary power generation.

Specifically, we develop, design and produce drive systems and related components for electric, hybrid-electric, fuel cell and microturbine-powered vehicles. We also develop, design and produce power management and power conversion components for stationary distributed power generation systems. These stationary applications can employ fuel cells, microturbines, or advanced batteries for power storage and generation. Additionally, we perform research and development to augment and support others' and our own related product development efforts.

Our product development strategy is to design and introduce to market successively advanced products, each based on our core technical competencies. In each of our product / market segments, we provide products and services to leverage our core competencies in digital power management, power conversion and system integration. We believe that the underlying technical requirements shared among the market segments will allow us to more quickly transition from one emerging market to the next, with the goal of capturing early market share.

We continue to receive much greater recognition from both governmental and private industry with regards to U.S. military applications of our hybrid drive systems and fuel cell power management technologies. During the first quarter of 2004, Enova expanded its market reach into China, capturing new customers Shenzhen Minghua Environmental Protection Vehicle Co., Ltd. and Tsinghua University of China and entering into negotiations with several other bus manufacturers for sales of Panther 120kW and advanced parallel hybrid drive systems for implementation for the 2008 Beijing Summer Olympics. Management believes that current negotiations with these Chinese companies as well as other will result in development and production contracts during 2004 and beyond; however, at this time; there are no assurances that such additional contracts will be consummated.

During the quarter ended March 31, 2004, we continued to develop and produce electric and hybrid electric drive systems and components for Mack/Volvo, Ford Motor Company (Ford), Wright Bus and Eneco of the United Kingdom, EcoPower Technology of Italy, Tomoe of Japan and several other domestic and international vehicle and bus manufacturers. Our various electric and hybrid-electric drive systems, power management and power conversion systems are being used in applications including Class 8 trucks, monorail systems, transit buses and industrial vehicles. Enova has furthered its development and production of systems for both mobile and stationary fuel cell powered systems with major companies such as Ford, ChevronTexaco and Hydrogenics, a fuel cell developer in Canada.

Heavy-Duty  Drive Systems - Buses,  Trucks,  Vans and Other  Industrial  Vehicle
--------------------------------------------------------------------------------
Applications
------------

Enova's primary market focus continues to center around the heavy-duty drive systems sector for multiple vehicle and marine applications. We believe series-hybrid and parallel hybrid heavy-duty drive system sales offer Enova the greatest return on investment in both the short and long term. Although this market sector has developed more slowly than anticipated, management believes that this area will see significant growth over the next several years.

Our PantherTM 120kW and PantherTM 240kW drive systems were developed completely in-house and are in production and operating in global markets giving Enova a potential edge on other competitors in this sector. As the Company penetrates more market areas, we are continually refining and optimizing both our market strategy and our product line to maintain our expertise in power management and conversion systems for mobile applications.

During the first quarter of 2004, we sold six PantherTM 120kW drive systems to two new customers in China, Shenzhen Minghua Environmental Protection Vehicle Co., Ltd. for diesel-hybrid buses and Tsinghua University for fuel cell hybrid bus development. China intends to use hybrid-electric buses to shuttle athletes and guests at the 2008 Beijing Summer Olympics and the 2010 World's Expo in Shanghai. Tsinghua is the premier research university in China, its automotive engineering department selecting Enova's drive systems for its government funded hybrid fuel cell bus development. Additionally, we are in negotiations to sell our PantherTM 120kW drive systems and other hybrid-electric components to other potential China-based bus manufacturers in 2004 and beyond. At this time, however, there are no assurances that such additional orders will be forthcoming.

In Japan, Tomoe Electro-Mechanical Engineering and Manufacturing, Inc. is developing many new applications for our electric and hybrid-electric drive systems. During the first quarter of 2004, Tomoe integrated our PantherTM 120kw drive system into another of its industrial applications, a mine tunnel crawler. This crawler is an ideal employment of Enova's technology, benefiting from its high torque, low emissions and increased fuel efficiency. In the past few years, Enova successfully integrated its PantherTM drive systems into Tomoe's heavy-duty Isuzu dump truck application, three passenger trams and the mine tunnel crawler. Three Tomoe passenger trams are currently in service in Okinawa. Tomoe and Enova continue to develop other commercial and industrial applications for our drive systems, including potential light rail applications. For the year ended December 31, 2003, we billed approximately $146,000 for these various systems. Although we anticipate additional orders for these systems in 2004 and beyond, there are no assurances that such additional orders will be forthcoming.

Wrights Environment, a division of Wrights Bus, one of the largest low-floor bus manufacturers in the United Kingdom, increased its volume of hybrid electric PantherTM 120kW drive systems, ordering an additional four drive systems in the first quarter of 2004 as well as one of our PantherTM 240kW drive systems. Additionally, Wright Bus has agreed to partially fund development of our diesel generator system for diesel engines compatible with their driveline. Such development is scheduled to commence in the second half of 2004.

EcoPower Technology of Italy continues to purchase components for its hybrid electric drive systems during the first quarter of 2004 for service and maintenance parts for its fleet of buses powered by PantherTM 120kw drive systems. To date, we have sold 42 drive systems to EcoPower for approximately $1,262,000, forming one of the largest fleets of hybrid buses in the world. EcoPower is one of the largest integrators of medium size transit buses for the European shuttle bus market, with key customers in five Italian cities namely Turin, Genoa, Brescia, Ferrara and Vicenza. For the year ended December 31, 2003, we billed approximately $213,000 for these systems.

MTrans of Malaysia, that country's leading monorail provider, has procured and integrated our high voltage Panther 120kW systems into its monorail trains for service on new monorail systems. Each monorail train requires four drive systems, which may be modified to operate as pure hybrids or connected to a power rail system. Additionally, MTrans has integrated a standard Panther 120kW drive system into a hybrid 10-meter bus with a Capstone microturbine as its power source. For the year ended December 31, 2003, we billed approximately $184,000 for these various systems. MTrans has discussed the potential of utilizing Enova drive systems for all of its hybrid and monorail requirements in 2004 and beyond. At this time, however, there are no assurances that such additional orders will be forthcoming.

Although Advanced Vehicle Systems no longer exists, we gained immeasurable experience and recognition from the programs and vehicles into which we integrated them. Enova delivered drive systems and integrated these into both 30 and 38-foot transit buses as well as a Class 8 urban delivery truck. The integration of these systems into this wide variety of vehicles assisted Enova in developing more efficient and cost beneficial integration and maintenance programs for use with other customers. Additionally, the fleet and transit operators of these vehicles are beginning to provide Enova with a new customer base for upgrades and service of the installed systems.

Hyundai Heavy Industries has been selected as a major partner for our outsource manufacturer for the Panther 120kW controller, the motor and controller for our Panther 240kW drive systems and many other Enova digital power management components. Enova's strategy is to minimize capital outlays and maximize efficiencies by utilizing proven manufacturing partners.

Light-Duty Drive Systems - Automobiles and Delivery vehicles
------------------------------------------------------------

Our 90kW controller, motor and gear unit is utilized in light duty vehicles such as midsize automobiles and delivery vehicles. The topology of this system is being adapted to also be utilized as a parallel hybrid motor and controller system. We are beginning to receive more interest in our light-duty systems from both European and Asian customers.

Eneco of the United Kingdom, a vehicle integrator which utilizes Enova's PantherTM 120kW drive systems in its hybrid bus applications, purchased two PantherTM 90kW drive systems for integration into delivery vans for $45,000.

The City of Honolulu contracted with us to upgrade several S-10 trucks in its electric vehicle fleet. During the third quarter of 2003, we completed the upgrade of 3 trucks to our Panther 90kW drive system and two additional vehicles were upgraded in March 2004. Through March 2004, this program generated $139,000 in revenues.

Fuel Cell Technologies
----------------------

The High Voltage Energy Converter (HVEC) development program with Ford Motor Company for their fuel cell vehicle was essentially completed in 2003. This converter is a key component in Ford's Focus Fuel Cell Vehicle (FCV) which utilizes the Ballard fuel cell system. It converts high voltage power from the fuel cell into a lower voltage for use by the drive system and electronic accessories. Enova delivered 36 HVEC production systems to Ford in the first quarter of 2004 valued at approximately $410,000. These systems will be integrated into the Ford Focus FCV which will be part of an evaluation program into be implemented by Ford later in 2004. There is a potential for additional production orders from Ford in 2004; however at this time, there are no assurances that such additional orders will be forthcoming.

Furthermore, we are applying the technology and components derived from this program to other applications. The HVEC is a critical component of our Fuel Cell bus programs, noted below in development programs, and other fuel cell powered systems such as the Hyundai fuel cell vehicle noted below under research and development programs.

Enova's fuel cell enabling components are part of the proposed fleets of fuel cell vehicles being utilized by both Ford Motor Company - the Ford Focus FCV-and Hyundai Motor Company - the Hyundai Tucson fuel cell hybrid electric vehicle
- in response to the U.S. Department of Energy's solicitation, entitled "Controlled Hydrogen Fleet and Infrastructure Demonstration and Validation
Project." This government-funded project will last over five years, commencing in late 2004, evaluating the economic and performance feasibility of fuel cell vehicles and infrastructure across the U.S.

Our fuel cell management and control systems work with a variety of fuel cells provided by such manufacturers as Hydrogenics of Canada, UTC Fuel Cells, part of the UTC Power unit of United Technologies Corporation and Ballard Power Systems of Canada. Our strategy is to provide power components that are impartial to the type of power source, therefore allowing our systems to work efficiently with any alternative source available such as fuel cells, diesel generators, advanced batteries, microturbines, in-line power and other advanced energy sources.

During 2003, UTC Fuel Cells purchased 32 Fuel Cell Care units from us over the course of the year for approximately $67,000. We intend to work with both UTC Fuel Cells directly and as a partner in our alliance development programs for fuel cell applications in the future.

Research and Development Programs
---------------------------------

We are pursuing several government and commercially sponsored development programs for both ground and marine heavy-duty drive system applications.

Our program with Mack Truck, Inc., Powertrain division - a unit of The Volvo Group, Sweden, is for the development and manufacture of a motor controller, electric motor and battery management systems for a new parallel hybrid drive system continues on schedule. The new parallel hybrid vehicle program is part of the Air Force's efforts to improve efficiency, reduce fuel and maintenance costs, provide re-generative brake energy and reduce emissions. The refueler fleet consists of approximately 300 vehicles and, upon successful completion and evaluation of the refueler vehicle, there is the potential for additional upgrades to the parallel hybrid drive system. As part of the program, Mack

Trucks will also evaluate the applicability of the drive system to commercial vehicles commencing with its Class 8 Refuse Hauler. Mack Trucks currently produces approximately 3,000 refuse vehicles per annum for major customers such as Waste Management. We anticipate completing this program in late 2004 followed by an evaluation period of approximately three to six months. The program generated $75,000 in revenues for us in the first quarter of 2004. This program has opened several avenues within Mack and Volvo for Enova to develop and manufacture advanced drive system components. However, at this time, there are no assurances that such additional orders will be forthcoming.

Our development contract with EDO Corporation of New York for the design and fabrication of a high voltage DC-DC power conversion system utilizing a Capstone microturbine as the primary power source for the U.S. Navy unmanned minesweeper project, also continues to progress during the first quarter of 2004. The electronics package will include Enova's advanced power components including a new, enhanced 50V, 700A DC-DC power converter, our Battery Care Unit and Hybrid Control Unit which will power the minesweeper's electromagnetic detection system. Our power management and conversion system will be used to provide on-board power to other accessories on the platform. We believe that the aggregate value of the program will be approximately $420,000, of which $188,000 was billed in the first quarter of 2004. Although this program also has the potential for additional system sales following the demonstration phase, there are no assurances that such additional orders will be forthcoming.

Our program with the U.S. Air Force and the State of Hawaii to integrate a Panther 120kW hybrid drive system into a second 30-foot bus for the Hickman Air Force base was amended to develop this propulsion system as a hydrogen fuel cell hybrid vehicle teaming with Hydrogenics of Canada. In integrating this new system for Enova, our engineers developed several new power management systems, including our dual 8kW inverter, 380V DC/DC converter and our Mobile Fuel Cell Generator that utilizes our HVEC from our Ford development program. This latest fuel cell vehicle application utilized a Hydrogenics 20kW fuel cell power generation module underscoring our technologies ability to optimize fuel cell performance across a range of fuel cell products. The program was completed in the fourth quarter of 2003 and the bus has met all performance requirements.. For the year ended December 31, 2003, we billed approximately $550,000 for this program.

The all-electric Hyundai Santa Fe SUV demonstration project in Honolulu Hawaii has been extended for another two years for three of the vehicles. Fast-charging capabilities and performance will be the primary focus of this continued evaluation. This is a continuation of the State of Hawaii and Hyundai Motor Company's program for pure electric vehicle performance.

Enova continues its development for Hyundai Motor Company of the fuel cell power management and conversion components for Hyundai's latest fuel cell hybrid electric vehicle, the Tucson, which was unveiled at the Geneva Auto Show in March 2004. Enova is developing the next generation hybrid-electric drive-train, motor and control unit based on its prior development work on both light and heavy-duty power-trains for both electric and hybrid-electric vehicle platforms. Enova is working in conjunction with UTC Fuel Cells, part of the UTC Power unit of United Technologies Corporation, to develop the power electronics for this vehicle. This program will continue through the second quarter of 2004. For the year ended December 31, 2003, we billed approximately $271,000 for this program. This program will continue through the second quarter of 2004 and is estimated to generate approximately $400,000 in revenues for us. Although we believe there is potential for further production of these drive system components in late 2004, there can be no assurances at this time that such orders will be realized.

Stationary Power Applications
-----------------------------

It is our belief that utilizing our power management systems for stationary applications for fuel cells will open new markets for our Company.

Our process controller for ChevronTexaco Technology Ventures (CTTV) for their fuel reformer for a stationary fuel cell application is currently in test and evaluation as it is integrated into CTTV's overall systems. The first prototype of the controller board for this system performed to customer requirements. The process controller is now in final integration and test phases at CTTV which will last through the first half of 2004. For the year ended December 31, 2003, Enova has billed CTTV $492,000 for this program.

We believe the stationary power market will play a key role in our future. We continue to pursue alliances with leading manufacturers in this area. There are, however, no assurances that this market will develop as anticipated or that such alliances will occur.

During the year ended December 31, 2003, we completed development on several new power management and drive systems such as our High Voltage version of our 120kW drive system, Dual 8kW inverter, 380V DC/DC converter, Mobile Fuel Cell Generator, a multi-functional processor, as well as upgrades to our Battery Care Management system, Fuel Cell Management system and our High Voltage Power Converter.

For the year ended December 31, 2003, the following customers accounted for more than ten percent (10%) of the Company's total revenues:


  Customer                                                    Percent
 ------------                                               ------------

 Advanced Vehicle Systems                                      18.5%

 Ballard Power Systems                                         16.9%

 Hawaii Electric Vehicle Development Project                   13.4%

 ChevronTexaco                                                 11.2%


Environmental Initiatives and Legislation

Because vehicles powered by internal combustion engines cause pollution, there has been significant public pressure in Europe and Asia, and enacted or pending legislation in the United States at the federal level and in certain states, to promote or mandate the use of vehicles with no tailpipe emissions ("zero emission vehicles") or reduced tailpipe emissions ("low emission vehicles"). We believe legislation requiring or promoting zero or low emission vehicles is necessary to create a significant market for hybrid-electric vehicles. The California Air Resources Board (CARB) is continually modifying its limits for low emission vehicles. Recently, CARB proposed additional amendments to the regulations. Furthermore, several car manufacturers have challenged these mandates in court and have obtained injunctions to delay these mandates. There can be no assurance that further legislation will be enacted or that current legislation or state mandates will not be repealed or amended, or that a different form of zero emission or low emission vehicle will not be invented, developed and produced, and achieve greater market acceptance than electric vehicles. Extensions, modifications or reductions of current federal and state legislation, mandates and potential tax incentives could adversely affect the Company's business prospects if implemented.

Our products are subject to federal, state, local and foreign laws and regulations, governing, among other things, emissions as well as laws relating to occupational health and safety. Regulatory agencies may impose special requirements for implementation and operation of our products or may significantly impact or even eliminate some of our target markets. We may incur material costs or liabilities in complying with government regulations. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations and requirements that may be adopted or imposed in the future.


Strategic Alliances, Partnering and Technology Developments

Our continuing strategy is to adapt ourselves to the ever-changing environment of alternative power markets for both stationary and mobile applications. Originally focusing on pure electric drive systems, we believe we are now positioned as a global supplier of drive systems for electric, hybrid and fuel cell applications. We are now entering stationary power markets with its power management systems and intends to develop other systems to monitor and control the complex fuel cell and ancillary device systems being developed for distributed generation and mobile applications.

We continue to seek and establish alliances with major players in the automotive, stationary power and fuel cell fields. For instance, we are partnering with the Hyundai Group of Korea in the development of advanced hybrid and hydrogen fuel cell drive-train technology and related systems.

Our recent joint venture alliance with Hyundai Heavy Industries (HHI) is a prime example of our partnering strategy to maximize the utilization of Enova's knowledge and expertise in power management and control. Teaming with HHI may lead to other additive technologies and products which Enova can market to current and prospective customers. The joint venture corporation, Hyundai-Enova Innovative Technology Center (ITC), commenced operations in the second quarter of 2003. The advanced technology center focuses on leading-edge technologies in power management and power conversion for industrial, commercial, residential and vehicle applications. The ITC's first development program focuses on an advanced parallel hybrid drive system for Hyundai Motor Company which is currently in the initial evaluation phases. Another major project for the ITC is the commercialization of our diesel genset. Other projects slated for development for the ITC include commercial inverters and other power management systems which build on Enova's and HHI's technology base. We intend to utilize the resources provided through the ITC to optimize our current product line for greater performance and production cost efficiencies, while we continue new research and development for the next generation of digital power management systems for mobile and stationary applications.

Our alliances with other major OEMs in the automotive, transit, commercial and energy sectors continue to expand. During 2003, we formed new alliances with Mack/Volvo, EDO, MTrans of Malaysia, CARTA (Chattanooga Area Rapid Transit Agency), Eneco, Hydrogenics of Canada and other commercial and industrial intermediaries and OEMS to find new markets and applications for our products and technologies. We continue our strategy as a "systems integrator" by establishing relationships to utilize other independently developed technologies such as those provided by HHI, UTC Fuel Cells, Hydrogenics and national universities. We have implemented our plans to outsource manufacturing of our components to companies such as HHI, Ricardo, and other Asian manufacturers. We believe that one of our competitive advantages is our ability to identify, attract and integrate the latest technology available to produce state of the art products at competitive prices.

Our products are "production-engineered," meaning they are designed so they can be commercially produced in all formats and files are designed with manufacturability in mind from the start. For the automotive market, we design our products to QS 9000 manufacturing and quality standards. We believe that our redundancy of systems and rigorous quality standards result in higher performance and reduced risk. For every component and piece of hardware, there are detailed performance specifications. Each piece is tested and evaluated against these specifications, which enhances the value of the systems to OEM customers.

We perform low-volume production in-house and assembly and out-sources manufacturing for mass production. Outsourcing enables us to keep our capital investment to a minimum, reducing expenditures for hardware, installation and training, to avoid the problems of manufacturing equipment obsolescence. Outsourcing also enables Enova to search out and work with a number of the best QS 9000-certified manufacturers worldwide. We believe our strategy ensures that our OEM customers have confidence in our products and receive quality products.


Products

Our focus is digital power management, power conversion, and system integration. Our proprietary software, firmware and hardware manage and control the power that drives a vehicle or device. They convert the power into the appropriate forms required by the vehicle or device, whether DC to AC, AC to DC or DC to DC, and they manage the flow of this energy to protect the battery, the vehicle or device, and the driver or operator. Enova's systems work "from drive train to drive wheel" for both vehicle and stationary applications.

The latest state-of-the-art technologies, such as hybrid vehicles, fuel cell and micro turbine based systems, and stationary power generation, all require some type of power management and conversion mechanism. Enova, utilizing our enabling technologies, supplies these essential components. We believe our drive train systems will work with any kind of fuel/power source, from electric to hybrid to fuel cell to turbine. They are essential components for any vehicle, system or device that uses power.

We are moving to expand our product base into new markets outside of the traditional electric and hybrid-electric automotive fields. Key areas which we have begun to penetrate include energy management in distributed generation in the utility industry, and stand-by/backup power generation in the commercial electronics industry. Both of these markets can be served with our existing energy management and power control products. We have entered into agreements or begun discussions with various alternative power generation manufacturers such as Capstone Turbine, UTC Fuel Cells and Hydrogenics as well as others. We believe our enabling technologies will prove beneficial to these types of companies in their strategies to bring these new power systems to commercialization.

We have embraced fuel cell technology and have begun to develop various power management and control systems to enable fuel cell manufacturers and their ancillary industries to achieve greater efficiencies from their systems. These systems are also designed to provide added reliability and safety by monitoring, adjusting and reporting on operation of the unit.

PantherTM Electric and Hybrid-Electric Drive Systems

Our Panther electric drive system provides all the functionality one would find under the hood of an internal combustion engine powered vehicle. The Panther system consists of an enhanced electric motor and the electronic controls that regulate the flow of electricity to and from the batteries at various voltages and power to propel the vehicle. In addition to the motor and controller, the system includes a gear reduction/differential unit. The system is designed to be installed in a "drop in," fully integrated turnkey fashion, or on a modular, "as-needed" basis for OEMs.

Our family of light-duty drive systems includes 30kW, 60kW, 90kW all-electric drives, 90kW fuel cell powered series-hybrid drive and combinations of these systems based on customer requirements. Our family of heavy-duty electric drive systems includes a 120kW all-electric drive, a 120kW turbine or diesel genset powered series-hybrid drive, and a new 240kW turbine powered series-hybrid drive system with our 120kW and 240kW diesel genset powered series-hybrid drive systems anticipated to be introduced in the third quarter of 2004.

Electric Drive Motors

The electric drive unit is essentially an electric motor with additional features and functionality. The motor is liquid-cooled, environmentally sealed, designed to handle automotive shock and vibration, and includes parking pawl, which stops the vehicle when the driver parks the car. It also permits regenerative braking to provide power recovery, in which the mechanical energy of momentum is converted into electrical energy as the motor slows during braking or deceleration. The optional gear reduction unit takes the electric motor's high rpm and gears it down to the lower rpm required by the vehicle's conventional drive shaft. As the revolutions per minute (rpm) go down, the torque of the electric motor increases.

The Panther drive systems exclusively utilize induction AC motors for their high performance, power density, robustness and low cost. The AC drive system is scaleable and can be customized for different applications. Due to the large operating range that these propulsion systems offer, all parameters can be optimized; the user will not have to choose between acceleration, torque or vehicle speed.

Electric Motor Controllers

The controller houses all the components necessary to control the powering of a vehicle, in one easy-to-install package. Our main component is an inverter, which converts DC electricity to AC electricity. We also offer optional controllers for the air conditioning, power steering and heat pump, 12VDC/24VDC DC-to-DC converter for vehicle auxiliary loads such as cell phones, radio, lights, and a 6.6kW AC-to-DC on-board conductive charger which allows for direct 110 VAC or 220 VAC battery charging. These are located in the same housing as the controller, thus extra interconnects are not required. This approach simplifies the vehicle wiring harness and increases system reliability.

Using our proprietary Windows(TM) based software package, vehicle interfaces and control parameters can be programmed in-vehicle. Real-time vehicle performance parameters can be monitored and collected.

Hybrid Drive Systems

Our Panther hybrid-electric drive systems are based on the component building blocks of the electric drive family, including the motor, controller and optional components. As an example, the 120/30 kW series hybrid system uses the 120kW electric drive components to propel the vehicle, and uses a 30kW Capstone micro-turbine to generate power while the vehicle is in operation. This synergy of design reduces the development cost of our hybrid systems by taking advantage of existing designs. Accessories for these drives include battery management, chargers and 12-volt power supplies for the electric drive family.

Our hybrid systems are designed to work with a variety of hybrid power generation technologies. In our 120/60kW hybrid system, an internal combustion engine connected to a motor and motor controller performs the power generation. Other power options include liquid fueled turbines, such as the Capstone system, fuel cells, such as the UTC Fuel Cell, Ballard or Hydrogenics system, and many others. In all of these examples, our battery management system provides the power management to allow for proper power control.

Battery Care Unit

We place a great amount of focus on our power management systems. Our Battery Care Unit ("BCU") monitors, manages, protects, and reports. It controls and manages battery performance, temperature, voltage and current to avoid harm to the batteries, to the entire system, and to the driver, operator and passengers. It also allows for monitoring for service to the battery and drive system. This battery management system is capable of providing communication to both inductive and conductive chargers simultaneously and managing the on-board and off-board charging systems with multiple technologies. The versatility of this system allows us to adapt the hardware and software for a variety of power sources such as batteries, turbines and fuel cells.

The BCU monitors the battery pack voltage and 28 additional individual voltages with a range of 0 to 18vDC. Optional expansion modules allow 28 additional inputs per module, with up to 16 modules permitted. The BCU has eight user-programmable outputs and four user-programmable inputs to allow full integration into the vehicle. These can be used to customize input and output parameters, and to provide for other custom monitoring and battery pack control.

The BCU directly interfaces with the Panther family of drive systems as well as others, and controls the Safety Disconnect Unit (see description below). It is capable of supporting any battery technology, and provides each type with optimized charging and protection algorithms. An internal real-time clock allows the BCU to wake up at user-specified times to initiate battery charging or pack monitoring. A precision shunt allows it to offer a wide dynamic range for monitoring charging and motoring current, without errors commonly associated with other types of sensors.

The on-board memory allows the BCU to update, store and report key battery pack parameters such as amp hours, kilowatt-hours and state of change. Using our proprietary Windows(TM)-based diagnostic software, the BCU control parameters can be programmed in-vehicle. Additionally, battery performance can be monitored in real-time. Reports can be output to a laptop computer.

Hybrid Control Unit

We have reconfigured our BCU to perform the critical role of hybrid controller. The Hybrid Control Unit "HCU" continuously monitors the condition of the battery pack through communications with the BCU, monitors the driver commands through communications with the motor controller, and the state of the hybrid generator. Based upon the data received, the HCU provides continuous updates to the hybrid generator with instructions on mode of operation and power level. The purpose of this innovative control loop is to ensure that the entire system is optimized to provide quick response to driver commands while providing the best possible system efficiency.

Safety Disconnect Unit

The Safety Disconnect Unit "SDU" is under the control of the BCU, and allows vehicle systems to seamlessly connect and disconnect from the battery pack when necessary to prevent damage or harm. It also disconnects the battery pack during charging, protects it from surges, and constantly verifies that the battery pack is isolated from the vehicle chassis. In the event a ground isolation fault is detected, the BCU commands the SDU to break the battery connection. The SDU is available in two configurations to match the requirements of the drive systems.

Fuel Cell Power Conditioning Unit

We have developed and are now producing a 30kW bi-directional Fuel Cell Power Conditioning System. This system has been designed to meet the demands of an automotive Fuel Cell propulsion system. This unique unit, not much larger than a conventional briefcase, provides a transparent interface between the Fuel Cell or Turbine, the battery pack, accessory loads, and the output load. Fast response time allows the output load to be serviced without interruption while the Fuel Cell or Turbine ramps up.

This unit is designed to interface directly with the master controller of the vehicle over a CAN bus. Other communications protocols supported are SAE J-1850, RS-232, and RS-485. This proprietary package allows all key parameters of the Power Conditioner to be monitored and control boundaries to be adjusted.

50kW ICE Generator Unit

We provide a complete 50kW Internal Combustion Engine Generator Set. This unit is powered by a 4-cylinder direct injection diesel engine and is controlled over the common CAN bus shared with the rest of the Panther product line. The same HCU that controls the Capstone micro-turbine in other Enova series hybrid configurations provides power command, start command, and stop commands.

Fuel Cell Management Unit

We have added a Fuel Cell Control Unit "FCU" to broaden our market in the power management field. The FCU is designed to manage fuel cell powered systems whether stationary or mobile, such as automobiles. The FCU can be adapted to regulate the input and output to and from the fuel cell as well as regulate temperature and communications. We continue to develop our current systems for new products and markets.

We have reconfigured our Battery Management Unit to perform the functions required to monitor, manage, and report on the status of a Fuel Cell Stack. This new unit, the FCU, is currently being used by UTC Fuel Cells as a Fuel Stack Management System.

An internal real-time clock allows the FCU to wake up at user-specified times to initiate battery charging or pack monitoring. A precision shunt allows it to offer a wide dynamic range for monitoring charging and motoring current, without errors commonly associated with other types of sensors. The built-in memory allows the FCU to update, store and report key battery pack parameters such as amp hours, kilowatt-hours and state of change. Using our proprietary
Windows(TM)-based diagnostic software, the FCU control parameters can be programmed in-system. Additionally, fuel cell performance can be monitored in real-time. Reports can be output to a laptop computer.

Distributed   Power   Generation  for  Industrial  /  Commercial  /  Residential
Applications

Our distributed generation products are virtually identical in system configuration to that of a series hybrid vehicle, including a controller and battery management. For this market segment, we intend to provide DC-DC and DC-AC power conversion components to convert power supplied by batteries, fuel cells, generators and turbines to AC power that will be used by the end customer. Additionally, our BCU will provide power management functions to control the entire system. The main difference is that the 3-phase AC power typically supplied to the motor for propulsion power is, in this case, sent to the customer to supply power for their household or business.


Competitive Conditions

The competition to develop and market electric, hybrid and fuel cell powered vehicles has increased during the last year and we expect this trend to continue. The competition consists of development stage companies as well as major U.S. and international companies. Our future prospects are highly dependent upon the successful development and introduction of new products that are responsive to market needs and can be manufactured and sold at a profit. There can be no assurance that we will be able to successfully develop or market any such products.

The development of hybrid-electric and alternative fuel vehicles, such as compressed natural gas, fuel cells and hybrid cars poses a competitive threat to our markets for low emission vehicles or LEVs but not in markets where government mandates call for zero emission vehicles or ZEVs. We are involved in the development of hybrid vehicles and fuel cell systems in order to meet future requirements and applications.

Various providers of electric vehicles have proposed products or offer products for sale in this emerging market. These products encompass a wide variety of technologies aimed at both consumer and commercial markets. The critical role of technology in this market is demonstrated through several product offerings. As the industry matures, key technologies and capabilities are expected to play critical competitive roles. Our goal is to position ourselves as a long term competitor in this industry by focusing on electric, hybrid and fuel cell powered drive systems and related sub systems, component integration, technology application and strategic alliances. The addition of new strategies to penetrate stationary power markets with current technologies will assist in creating a more diversified product mix. We believe that this strategy will enhance our position as a power management and conversion components supplier to both the mobile and stationary power markets.

Research and Development

We believe that timely development and introduction of new technology and products are essential to maintaining a competitive advantage. We are currently focusing our development efforts primarily in the following areas:

     o Power Control and Drive Systems and related technologies for vehicle applications;

     o    Stationary Power Management and Conversion and related technologies;

     o Heavy Duty Drive System development for Buses; Trucks, Industrial, Military and Marine application

     o    Fuel Cell Generation system power management and process control

     o    Systems Integration of these technologies;

     o Technical and product development under DOE/DOT/DOD and Hyundai Group Contracts

     o    OEM Technical and Product development.

For the years ended December 31, 2003, 2002 and 2001, we spent $799,000, $1,152,000 and $879,000, respectively, on internal research and development activities. We are continually evaluating and updating the technology and equipment used in developing each of our products. The power management and conversion industry utilizes rapidly changing technology and we will endeavor to modernize our current products as well as continue to develop new leading edge technologies to maintain our competitive edge in the market.


Intellectual Property

We currently hold four U.S. patents and have one patent pending, in power management and control, with an additional patent in crash management safety, which was originally issued in 1997. We also have trademarks or service marks in the United States and are reviewing international patent protection as well. We continually review and append our protection of proprietary technology. We have placed renewed emphasis on the development and acquisition of patentable technology in 2003 and will continue to do so in future years. We maintain an internal review and compensation process to encourage our employees to create new patentable technologies. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, there can be no assurance that patent applications filed by us will result in patents being issued. Moreover, there can be no assurance that third parties will not assert claims against us with respect to existing and future products. Although we intend to vigorously protect our rights, there can be no assurance that these measures will be successful. In the event of litigation to determine the validity of any third party claims, such litigation could result in significant expense to us. Additionally, the laws of certain countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as the laws of the United States.

Our success depends in part on our ability to protect our proprietary technologies. Our pending or future patent applications may not be approved and the claims covered by such applications may be reduced. If allowed, patents may not be of sufficient scope or strength, others may independently develop similar technologies or products, duplicate any of our products or design around its patents, and the patents may not provide us with competitive advantages.
Further, patents held by third parties may prevent the commercialization of products incorporating our technologies or third parties may challenge or seek to narrow, invalidate or circumvent any of our pending or future patents. We also believes that foreign patents, if obtained, and the protection afforded by such foreign patents and foreign intellectual property laws, may be more limited than that provided under United States patents and intellectual property laws. Litigation, which could result in substantial costs and diversion of effort by us, may also be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights. Any such litigation, regardless of outcome, could be expensive and time-consuming, and adverse determinations in any such litigation could seriously harm our business.

We  also  rely  on  unpatented   trade  secrets  and  know-how  and  proprietary
technological innovation and expertise which are protected in part by confidentiality and invention assignment agreements with its employees, advisors and consultants and non-disclosure agreements with certain of its suppliers and distributors. These agreements may be breached, we may not have adequate remedies for any breach of our unpatented proprietary intellectual property may otherwise become known or independently discovered by competitors. Further, the laws of certain foreign countries may not protect our products or intellectual property rights to the same extent as do the laws of the United States.

Employees

As of March 31, 2004, we had 28 full time employees. Additionally, we employ three individuals as independent contractors, engaged on an hourly basis, one of whom is domiciled in South Korea. The departmental breakdown of these individuals includes 3 in administration, 1 in sales, 20 in engineering and research and development, and 7 in production.


Facilities

Our corporate offices are located in Torrance, California, in leased office space of approximately 20,000 square feet. This facility houses our various departments, including engineering, operations, executive, finance, planning, purchasing, investor relations and human resources. This lease terminates in February 2008. Our monthly lease expense is $13,500. We also lease an office in Hawaii on a month-to-month basis at $1,500 per month and an office in South Korea on a month-to-month basis at $500 per month. We believe that these offices are suitable and adequate for our current and readily foreseeable needs.


Legal Proceedings

We may from time to time become a party to various legal proceedings arising in the ordinary course of business. However, we are not currently a party to any material legal proceedings.

                                   MANAGEMENT

The following table sets forth certain information regarding our directors and executive officers as of June 22, 2004.

Name                                      Age         Position
----                                      ---         --------
Anthony N. Rawlinson                      48          Chairman of the Board
Carl D. Perry                             71          Chief Executive Officer, President and Director
Malcolm R. Currie, Ph.D. (2)              77          Director
Donald H. Dreyer (1)                      66          Director
John J. Micek III (1)                     51          Director
Edwin O. Riddell (2)                      61          Director
John R. Wallace                           55          Director
Bjorn Ahlstrom                            70          Director
Larry B. Lombard                          43          Acting Chief Financial Officer
Edward M. Moore                           42          Chief Operating Officer

------------------
(1)  Member of Compensation Committee

(2)  Member of Audit Committee

Anthony N. Rawlinson, Chairman of the Board. Mr. Rawlinson was appointed non-executive Chairman of the Board in July 1999. Since 1996, Mr. Rawlinson has been Managing Director of the Global Value Investment Portfolio Management Pte. Ltd., a Singapore based International Fund Management Company managing discretionary equity portfolios for institutions, pension funds and clients globally. Mr. Rawlinson has more than twenty years experience in international fund management. Mr. Rawlinson is a specialist in analysis and investment in high technology companies. From 1996 to 1999, Mr. Rawlinson was Chairman of IXLA Ltd., an Australian public company in the field of PC photography software and its wholly owned subsidiary, photohighway.com. Mr. Rawlinson is also a Chairman of Cardsoft, Inc., a high technology software company with secure java based solutions for mobile phones and handheld devices.

Carl D. Perry, Chief Executive Officer, President and Director. Mr. Perry served as a Director and as an Executive Vice President of the Company from July 1993 until November 1997. In November 1997, Mr. Perry was elected as Chairman of the Board and Chief Executive Officer of the Company, and was elected President in June 1999. In July 1999, Mr. Perry resigned his position as Chairman of the Board to allow Mr. Anthony Rawlinson to become Chairman. He served as Acting Chief Financial Officer of the Company from November 1997 to March 2004. Mr. Perry continues as Chief Executive Officer and President and as a Director. Prior to joining the Company, he was an international aerospace and financial consultant from 1989 to 1993. Mr. Perry served as Executive Vice President of Canadair Ltd., Canada's largest aerospace corporation, from 1984 to 1989, where he conducted strategic planning, worldwide marketing, and international joint ventures. From 1979 to 1983, Mr. Perry served as Executive Vice President of the Howard Hughes Helicopter Company, now known as Boeing Helicopter Company, where he was responsible for general management, worldwide business development, and international operations.

Bjorn Ahlstrom, Proposed Director. Mr. Ahlstrom currently is a consultant in the heavy-duty vehicle industry. Mr. Ahlstrom retired as Chairman of Volvo Group North America, Inc. on April 1, 2004. Prior to that, Mr. Ahlstrom was President and Chief Executive Officer of Volvo North America Corporation from 1971 until 1994. During this term, Volvo North America Corporation owned and operated Volvo's businesses in the United States and Canada. Under Mr. Ahlstrom's leadership, VNAC grew from a $50 million car importer in the early 1970s to a $6 billion company with manufacturing and marketing operations for cars, trucks, marine engines, and financial services. In 1981, Mr. Ahlstrom received the Royal Order of the North Star from King Carl XVI Gustaf of Sweden. The United States Government awarded him the Medal of Peace and Commerce in 1983. He received the Ellis Island Medal of Honor in 1990. Mr. Ahlstrom has been awarded honorary Doctor of Law degree from St John's University, NY, and Ramapo College of New Jersey.

Malcolm R. Currie, Ph.D., Director. Dr. Currie was re-elected to the Board of Directors in 1999. Dr. Currie had served as a Director of the Company from 1995 through 1997. From 1986 until 1992, Dr. Currie served as Chairman and Chief Executive Officer of Hughes Aircraft Co., and from 1985 until 1988, he was the Chief Executive Officer of Delco Electronics. His career in electronics and management has included research with many patents and papers in microwave and millimeter wave electronics, laser, space systems, and related fields. He has led major programs in radar, commercial satellites, communication systems, and defense electronics. He served as Undersecretary of Defense for Research and Engineering, the Defense Science Board, and currently serves on the Boards of Directors of LSI Logic, Inamed Corp., Innovative Micro Technology, Regal One, and Currie Technologies. He is past president of the American Institute of Aeronautics and Astronautics, and is a Member of the Board of Trustees of the University of Southern California.

Donald H. Dreyer, Director. Mr. Dreyer was elected a Director of the Company in January 1997. Mr. Dreyer is President and CEO of Dreyer & Company, Inc., a consultancy in credit, accounts receivable and insolvency services, which he founded in 1990. Mr. Dreyer has served as Chairman of the Board of Credit Managers Association of California during the 1994 to 1995 term and remains a current member. Mr. Dreyer is also a member of the American Bankruptcy Institute and the National Advisory Committee of Dun & Bradstreet, Inc.

John J. Micek III, Director. Mr. Micek was elected a Director of the Company in April 1999. Mr. Micek served as the Company's Vice President, General Counsel and Secretary from March 1994 to March 1997. From June 1997 to August 1998, Mr. Micek was COO Sboof Pelion Systems, Inc. Mr. Micek is currently Managing
Director of Silicon Prairie Partners, LP. He also is a practicing attorney specializing in corporate finance and business development in Palo Alto, CA. He is a Board Member of Universal Warranty and also sits on the boards of UTEK Corp., Pelion Systems, Inc., Universal Assurors Agency, Inc., and Armanino Foods.

Edwin O. Riddell, Director. Mr. Riddell has served as a Director of the Company since June 1995. From March 1999 to the present, Mr. Riddell has been President of CR Transportation Services, a consultant to the electric vehicle industry. From January 1991 to March 1999, Mr. Riddell has served as Manager of the Transportation Business Unit in the Customer Systems Group at the Electric Power Research Institute in Palo Alto, California, and from 1985 until November 1990, he served with the Transportation Group, Inc. as Vice President, Engineering, working on electric public transportation systems. From 1979 to 1985, he was Vice President and General Manager of Lift U, Inc., the leading manufacturer of handicapped wheelchair lifts for the transit industry. Mr. Riddell has also worked with Ford, Chrysler, and General Motors in the area of auto design (styling), and has worked as a member of senior management for a number of public transit vehicle manufacturers. Mr. Riddell has been a member of the American Public Transportation Association's (APTA) Member Board of Governors for over 15 years, and has served on APTA's Board of Directors. Mr. Riddell was also Managing Partner of the U.S. Advanced Battery Consortium.

John R. Wallace, Director. Mr. Wallace was elected as a Director of the Company in December 2002. He retired from the Ford Motor Company in 2002, and is currently serving as a consultant to the Company for fuel cell and hybrid electric vehicle strategy. Prior to his retirement, he was executive director of TH!NK Group. He has been active in Ford Motor Company's alternative fuel vehicle programs since 1990, serving first as: Director, Technology Development Programs; then as Director, Electric Vehicle Programs; Director, Alternative Fuel Vehicles and finally Director, Environmental Vehicles. He is past Chairman of the Board of Directors of TH!NK Nordic; he is past chairman of the United
States Advanced Battery Consortium; Co-Chairman of the Electric Vehicle Association of the Americas, and past Chairman of the California Fuel Cell Partnership. He served as Director of Ford's Electronic Systems Research Laboratory, Research Staff, from 1988 through 1990. Prior to joining Ford Research Staff, he was president of Ford Microelectronics, Inc., in Colorado Springs, Colorado. His other experience includes work as program manager with Intel Corporation. He also served as Director, Western Development Center, for Perkin-Elmer Corporation and as President of Precision Microdesign, Inc.

There are no family relationships among any of the directors or executive officers of our company.


Board of Directors, Committees and Compensation

Each of the directors is elected to serve a one-year term and until his successor is duly elected and qualified. The authorized number of directors is currently fixed at eight. The holders of the Series B Stock, voting as a separate class, are entitled to elect two directors. The holders of the Series A Stock and the Common Stock, voting together as a single class, are entitled to elect the balance of the directors. See "Description of Capital Stock."

The Board currently has two committees: the Compensation Committee and the Audit Committee. The Compensation Committee currently consists of Mr. Edwin Riddell and Dr. Malcolm Currie. Its functions are to establish and apply our compensation policies with respect to our executive officers, and to administer our stock option plans. The Audit Committee currently consists of Messrs. Donald Dreyer and John Micek. The Audit Committee recommends engagement of the independent auditors and is primarily responsible for approving the services performed by the independent auditors and for reviewing and evaluating the our accounting principles and system of internal accounting controls.

In September 1999, our Board of Directors unanimously approved a compensation package for outside directors consisting of the following: for each meeting attended in person, each outside director is to receive $1,000 in cash and $2,000 of stock valued on the date of the meeting at the average of the closing ask and bid prices; for each telephonic Board meeting, each outside director is to receive $250 in cash and $250 of stock valued on the date of the meeting at the average of the closing ask and bid prices; for each meeting of a Board committee attended in person, the committee chairperson is to receive $500 in cash and $500 of stock valued on the date of the meeting at the average of the closing ask and bid prices. As of January 2002, this package was amended to include like compensation of $500 in cash and $500 in stock to all committee members in attendance at each committee meeting. All Directors are also reimbursed for out-of-pocket expenses incurred in connection with attending Board and committee meetings. In May 2004, the Company's Board of Directors unanimously approved an increase in compensation for outside directors which doubled the amount of cash and stock paid for the various directors' meetings.

For and with respect to fiscal 2003, 754,167 shares of the Company's Common Stock were issued under the above described compensation plan for outside directors. As of June 22, 2004, an aggregate of 2,841,476 shares have been issued under the compensation plan for Directors since its inception in September 1999.


Consulting Agreements

James M. Strock

We had entered into a consulting agreement with James Strock & Company, a corporation wholly owned by James M. Strock. Mr. Strock served as a Director of Enova from July 2000 until his resignation in March 2004. Under the terms of that consulting agreement, we retained Mr. Strock's services for a minimum monthly retainer of $3,000 plus reasonable expenses. This consulting agreement was terminated in April 2003. During 2003, the Company paid Mr. Strock $17,000 in cash for consulting services and expenses and $12,000 for directors fees (which latter amount includes the cash paid and the value of the stock issued to him pursuant to the outside directors' compensation package described above).

John R. Wallace

We entered into a consulting agreement with John R. Wallace whereby we compensate Mr. Wallace at the rate of $1,500 per day plus reasonable expenses for consulting services rendered. Mr. Wallace is not compensated per this agreement when acting in the capacity of a Director. During 2003, we paid Mr. Wallace $6,000 in cash for consulting services and expenses and $12,000 for directors fees (which latter amount includes the cash paid and the value of the stock issued to him pursuant to the outside directors' compensation package described above).

Donald H. Dreyer

We also utilize the consulting service of Donald Dreyer and we compensate him at the rate of $150 per hour plus reasonable expenses for consulting services rendered. Mr. Dreyer is not compensated when acting in the capacity of a Director other than the fees noted above. During 2003, we paid Mr. Dreyer $6,500 in cash for consulting services and $12,000 for directors fees (which latter amount includes the cash paid and the value of the stock issued to him pursuant to the outside directors' compensation package described above).

Executive Compensation

Summary Compensation Table

The following table sets forth all compensation earned by the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose annual salary and bonus exceeded $100,000 for the years ended December 31, 2003, 2002 and 2001 (collectively, the "Named Executive

Officers"). Mr. Carl D. Perry was the sole executive officer of the Company whose salary exceeded $100,000 as of December 31, 2003.

                                Summary Compensation Table

Name and Principal Position                            Annual Compensation
-------------------------------                      ------------------------
                                                       Year        Salary         Bonus
                                                                     ($)           ($)
                                                     ----------  ------------   -----------
Carl D. Perry (1)                                      2003        139,615         --
Chief Executive Officer and President                  2002        150,000         --
                                                       2001        160,989        30,000
                                                                                (earned
                                                                                 in 2000)

------------------
(1) Mr. Perry was elected as Chief Executive Officer in November 1997. Mr. Perry's current salary is $120,000 per year, a 20% voluntary reduction from the prior year's salary. Mr. Perry served as Acting Chief Financial Officer during the periods reflected in the above chart and through March 6, 2004.


Option/SAR Grants

No grants of stock options or stock appreciation rights ("SARs") were made during fiscal 2003 to the Named Executive Officer.


Option Exercises and Option Values

The Named Executive Officer did not exercise any options during the year ended December 31, 2003. All options of the Named Executive Officer expired prior to December 31, 2003 without exercise.


Stock Option Plans

A general description of the principal terms of the 1996 Employee and Consultant Stock Option Plan (the "1996 Plan") are set forth below. This description is qualified in its entirety by the terms of the 1996 Plan. A copy of the actual 1996 Plan document has been previously filed with the Securities and Exchange Commission.

Our board of directors adopted the 1996 Employee and Consultant Stock Option Plan in October 1996 which was subsequently approved by our shareholders in May 1997. A total of 15,000,000 shares were initially reserved for issuance under the 1996 Plan. Options granted under the 1996 Plan may be either incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, or nonstatutory stock options. The 1996 Plan provides that options may be granted to employees (including officers and directors who are also employees), directors and consultants. Incentive stock options may only be granted to employees. In 1999, our board of directors and shareholders approved an amendment to the 1996 Plan to increase the number of shares of common stock reserved for issuance thereunder by 30,000,000 shares, bringing the total number of shares issuable under the 1996 Plan to 45,000,000. The share increase to the 1996 Plan assured that a sufficient reserve of common stock shares are available to provide us with the continuing opportunity to utilize equity incentives to attract and retain the services of employees essential to our long-term growth and financial success. A copy of the actual 1996 Plan document was previously filed with the Securities and Exchange Commission.

Options granted under the amended 1996 Plan will vest over such periods as may be determined by the board of directors and will generally have an exercise price equal to the closing price for our stock on the NASDAQ OTC Bulletin Board on the last trading day immediately prior to the date of grant. As of December 31, 2003, the Company had reserved but unissued 23,844,000 common shares for future grants under the 1996 Plan, as amended. Options to purchase 9,998,000 shares of Enova common stock were granted to employees in 2003.

With respect to the grant of options to directors or employees who are also officers or directors, the 1996 Plan is administered by (i) our board of directors, or (ii) a committee designated by the board and constituted in such a manner as to comply with applicable laws to permit such grants and related transactions to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. With respect to grants to employees or consultants who are neither officers nor directors, the 1996 Plan is administered by the board or by a committee of the board.

The administrators of the 1996 Plan have full power to select, from among our employees, directors and consultants eligible for grants, the individuals to whom options will be granted, to determine the specific terms and conditions of each grant, including the number of shares subject to each option, to amend the terms of outstanding options granted under the 1996 Plan (except that any amendments that would adversely affect an optionee's rights under an outstanding option may not be made without the optionee's written consent), and to interpret and construe the terms of the 1996 Plan and options granted thereunder, all subject to the provisions of the 1996 Plan. The interpretation and construction of any provision of the 1996 Plan by the administrators shall be final and conclusive. Members of the board receive no additional compensation for their services in connection with the administration of the 1996 Plan.

The 1996 Plan provides that options may be granted to employees (including officers and directors who are also employees), directors and consultants. Incentive stock options may only be granted to employees.

Each option granted under the 1996 Plan is to be evidenced by a written stock option agreement between us and the optionee and is subject to the following additional terms and conditions:

The board or its committee determines on the date of grant when options will become exercisable. An option is exercised by giving written notice of exercise, specifying the number of full shares of common stock to be purchased and tendering payment of the purchase price.

The exercise price of options granted under the 1996 Plan is determined on the date of grant. The exercise price of incentive stock options must be at least 100% of the fair market value per share of the common stock at the time of grant. In the case of incentive stock options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock or any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the common stock at the time of grant. The exercise price of nonstatutory stock options must be at least 85% of the fair market value per share of the common stock at the time of grant. The exercise price of nonstatutory stock options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of our stock including stock of any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the common stock at the time of grant. In the event of the grant of a nonstatutory option with an exercise price below the then fair market value of the common stock, the difference between fair market value on the date of grant and the exercise price would be treated as a compensation expense for accounting purposes and would therefore affect the our earnings. For purposes of the 1996 Plan, fair market value is defined as the closing sale price of the common stock as reported on the OTC Bulletin Board on last market trading day prior to the time of grant.

If the optionee's employment, directorship or consulting relationship with us is terminated for any reason (other than death or disability), options may be exercised within such period as is determined by the board or its committee (up to three months in the case of incentive stock options) after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination, provided that the option is exercised no later than its expiration date.

At the time an option is granted, the board or its committee determines the period within which the option may be exercised. In no event may the term of an incentive stock option be longer than ten (10) years. No option may be exercised by any person after the expiration of its term. An incentive stock option granted to an optionee who, at the time such option is granted, owns stock possessing more than 10% of the voting power of all classes of our stock, may not have a term of more than five (5) years.

An incentive stock option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee. A nonstatutory option shall be transferable to the extent determined by the administrator and as provided in an optionee's option agreement.

The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1996 Plan as may be determined by the board or its committee.

In the event any change, such as a stock split, reverse stock split, stock dividend, or combination or reclassification of the common stock, is made in the our capitalization without receipt of consideration, which results in an increase or decrease in the number of outstanding shares of common stock, an appropriate adjustment shall be made in the number of shares under the 1996 Plan and the price per share covered by each outstanding option.

In the event we merge or consolidate with another entity and we are not the surviving corporation, or a proposed sale, transfer or other disposition of all or substantially all of our assets in connection with complete liquidation or dissolution, or a reverse merger in which we are the surviving entity but in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger, each outstanding option shall automatically become fully vested and exercisable and released from any restrictions on transfer and repurchase or forfeiture rights, unless the option is assumed or substituted by the successor corporation or replaced with a comparable option with respect to shares in the surviving corporation, or the option is replaced with a comparable cash incentive program of the successor corporation, or unless the vesting, exercisability and release of the option is subject to other limitations imposed by the 1996 Plan administrators at the time of granting the options.

The board may amend the 1996 Plan at any time or from time to time or may suspend or terminate the 1996 Plan without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the 1996 Plan for which shareholder approval would be required under applicable law, as in effect at the time. Any amendment, suspension or termination of the 1996 Plan shall not affect options already granted, and such options shall remain in full force and effect, unless mutually agreed otherwise in writing between the optionee and the Plan administrators. The board may accelerate any option or waive any condition or restriction pertaining to such option at any time. The board may also substitute new stock options for previously granted stock options, including previously granted stock options having higher option prices, and may reduce the exercise price of any option to the then current fair market value, if the fair market value of the common stock covered by such option shall have declined since the date the option was granted. In any event, the 1996 Plan shall terminate in October 2006. Any options outstanding under the 1996 Plan at the time of its termination shall remain outstanding until they expire by their terms.

We cannot now determine the number of options to be granted in the future under the 1996 Plan, as proposed to be amended, to executive officers, directors or employees. The Company granted options covering an aggregate of 9,998,451 shares of Common Stock to its other employees under the 1996 Plan during fiscal 2003.


Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Mr. Edwin Riddell, as Chairman, and Dr. Malcolm Currie. Mr. Riddell was elected Chairman in August 1998. Dr. Currie was elected to the Compensation Committee in July 1999 and also served on the Compensation Committee during his prior term as a director until his resignation in 1998.

Limitation on Liabilities and Indemnification Matters

Our articles of incorporation limit the personal liability of our directors to our shareholders to the maximum extent permitted by California law. California law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to liability for:

     o acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

     o acts or omissions that a director believes to be contrary to the best interests of the corporation or our shareholders or that involve the absence of good faith on the part of the director;

     o any transaction from which the director derived an improper personal benefit.

     o acts or omissions that show a reckless disregard for the director's duty to the corporation or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or our shareholders;

     o    acts or omissions that constitute an unexcused  pattern of inattention
          that  amounts  to  an  abdication  of  the  director's   duty  to  the
          corporation or our shareholders;

     o contracts or other transactions in which the director has a material financial interest that are not approved in the manner set forth under
          Section 310 of the California General Corporation Law; or

     o certain distributions or the making of certain loans or guarantees approved by (or deemed to have been approved by) directors as provided under Section 316 of the California General Corporations Law.

This provision will have no effect on any non-monetary remedies that may be available to us or to our shareholders, nor will it relieve us or other officers or directors from compliance with federal or state securities laws.

Our articles of incorporation and bylaws also generally provide that we will indemnify, to the fullest extent permitted under the California General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him or her in connection that proceeding. An officer or director will not be entitled to indemnification by us if:

     o the officer or director did not act in good faith and in a manner reasonably believed to be in our best interests; and

     o with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful.

At the present time there is no pending litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2003, Hyundai Heavy Industries, Co. purchased 23,076,923 shares representing a 5.67% ownership in Enova, Inc. (see table below). In the third quarter of 2004, Hyundai Heavy Industries will purchase an additional $1.5 million of Enova Systems restricted common stock at a price equal to the volume weighted average closing price of our stock for the ninety trading days preceding such purchase. Additionally, during 2003 and for the three months ended March 31, 2004, we purchased from HHI approximately $599,000 in components, materials and services for manufacture of our drive systems and power management systems. These purchases were made on terms and conditions equal to or better than our standard commercial terms with other vendors. At June 22, 2004, our outstanding payables balance due HHI was approximately $188,000.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our stock as of June 22, 2004, (i) by each person (or group of affiliated persons) who we know to own beneficially more than 5% of any class of our voting securities, (ii) by each of our Directors, (iii) by our Named Executive Officer listed in the Summary Compensation Table above, and (iv) by our directors and executive officers as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table, based on information provided by such persons, have sole voting and investment power with respect to all shares of stock beneficially owned by them.

                                                        Shares              Percentage of
                                                     Beneficially         Shares Beneficially        Voting
   Name and Address of Beneficial Owner                Owned (1)               Owned (2)         Percentage (2)
--------------------------------------------     --------------------   ---------------------- -----------------
Jagen, Pty., Ltd.                                     145,000,000               33.22%               35.62%
9 Oxford Street, South Ybarra 3141
Melbourne, Victoria Australia
Hyundai Heavy Industries, Co.                          33,076,923(4)             7.58%                5.67%
1 Cheona-Dong, Dong-Ku
Ulsan, Korea
Citibank N.A.                                          31,405,754                7.19%                7.71%
111 Wall Street, 8th Floor
New York, NY  10043
Jean Schulz                                             1,329,111(5)             *                    *
4900 Upper Ridge Road
Santa Rosa, CA 95404
Delphi Delco Electronics                                1,278,720(6)             *                    *
2151 E. Lincoln Road
Kokomo IN 46904-9005
Bjorn Ahlstrom                                                 -                 *                    *
Carl D. Perry                                          10,000,500                2.29%                2.46%
Anthony N. Rawlinson                                   25,430,759                5.83%                6.25%
John J. Micek III                                       1,521,691(7)             *                    *
Edwin O. Riddell                                          675,756                *                    *
Malcolm R. Currie, Ph.D.                                  565,126                *                    *
Donald H. Dreyer                                          488,620                *                    *
John R. Wallace                                           159,524                *                    *
Larry B. Lombard                                        1,800,000(8)             *                    *
Edward M. Moore                                         1,022,256(9)             *                    *
All Directors and executive officers                   41,664,232(10)            9.54%                9.87%
as a group (9 persons)

------------------
*    Indicates less than 1%

(1) Number of Common Stock shares includes Series A Preferred Stock, Series B Preferred Stock and Common Stock shares issuable pursuant to stock options, warrants and other securities convertible into Common Stock beneficially


                                      -43-

     held by the person or class in question which may be exercised or converted within 60 days after June 22, 2004.

(2) The percentages are based on the number of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock owned by the shareholder divided by the sum of: (i) the total Common Stock outstanding, (ii) the Series A Preferred Stock owned by such shareholder; (iii) the Series B Preferred Stock owned by such shareholder; and (iv) Common Stock issuable pursuant to warrants, options and other convertible securities exercisable or convertible by such shareholder within sixty (60) days after June 22, 2004.

(3) The percentages are based on the number of shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock owned by the shareholder divided by the sum of: (i) the total Common Stock outstanding, (ii) the total Series A Preferred Stock outstanding and (iii) the total Series B Preferred Stock outstanding. This percentage calculation has been included to show more accurately the actual voting power of each of the shareholders, since the calculation takes into account the fact that the outstanding Series A Preferred Stock and Series B Preferred Stock are entitled to vote together with the Common Stock as a single class on certain matters to be voted upon by the shareholders.

(4)  Includes  10,000,000  shares of Common Stock  issuable  pursuant to a Stock
     Purchase Agreement between Hyundai Heavy Industries, Ltd. and Enova Systems, Inc. for $1.5M of Enova restricted common stock at an estimated prices of $0.15 per share based on the weighted average market closing price of Enova's common stock at June 22, 2004 for the prior ninety day period.

(5) The number of shares shown represents the ownership of 1,329,111 shares of Series A Preferred Stock, each of which is convertible into one share of Common Stock. These 1,329,111 shares represent more than 5% of the outstanding shares of Series A Preferred Stock.

(6) The number of shares shown represents the ownership of 639,360 shares of Series B Preferred Stock, each of which is convertible into two shares of Common Stock. These 639,360 shares represent more than 5% of the outstanding shares of Series B Preferred Stock.

(7)  Includes  1,000,000  shares  of Common  Stock  issued  to  Silicon  Prairie
     Partners, LP, a limited partnership in which John J. Micek III is the general partner.

(8) Includes 1,000,000 shares of Common Stock issuable pursuant to stock options exercisable at a price of $.16.

(9) Includes 1,000,000 shares of Common Stock issuable pursuant to stock options exercisable at prices from $.17 to $.20.

(10) Includes 2,000,000 shares of Common Stock issuable pursuant to stock options exercisable at prices from $.16 to $.20 per share and 1,000,000 shares of Common Stock issued to Silicon Prairie Partners, LP, a limited partnership in which John J. Micek III is the general partner.

                              SELLING SHAREHOLDERS

The following table sets forth information, as of June 22, 2004, with respect to the selling shareholders. We issued the shares of our common stock being offered pursuant to this prospectus by the selling shareholders in a private placement in March, 2004. We issued and sold an aggregate of 16,250,001 shares of common stock to the selling shareholders at a purchase price of $0.12 per share. This prospectus covers the resale of these shares by the selling shareholders, plus, in accordance with Rule 416 under the Securities Act of 1933, such additional number of shares of our common stock as may be issued due to stock splits, stock dividends or other similar transactions. The number of shares shown in the following table as being offered by the selling shareholders does not include such presently indeterminate number of additional shares of our common stock.

Any and all of the shares of common stock may be offered for sale by the selling shareholders pursuant to this prospectus from time to time. Accordingly, we can give no estimate as to the amounts of shares of our common stock that the selling shareholders will hold upon consummation of any such sales. In addition, the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of our shares since the date on which the information regarding the common stock was provided in transactions exempt from the registration requirements of the Securities Act of 1933.

The selling shareholders did not maintain any position, office or other material relationship within the past three years with Enova.

                                                                             Shares of
                                      Shares of                            Common Stock           Percent of
                                     Common Stock       Shares of           to be owned          Common Stock
                                    owned prior to     Common Stock            after            Owned after the
              Name                   the Offering      Offered (1)       the Offering (1)          Offering
---------------------------------  ----------------- -----------------  --------------------  --------------------
Eruca Limited                                   --          5,000,000                --                     *

Tilehurst Pty Ltd.                              --          6,250,000                --                     *

Perla Blanca Investments, Ltd.           3,333,333          4,166,667         3,333,333                     *

MTrans International Limited                    --            833,334                --                     *
                                                     -----------------
                                         3,333,333         16,250,001
                                   ================= =================
* - indicates less than 1%

------------------
(1) The number of shares listed in these columns include all shares beneficially owned and all options and warrants to purchase shares held, whether or not deemed to be beneficially owned, by the selling shareholders. The ownership percentage listed in these columns includes only shares beneficially owned by the selling shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the percentage of shares beneficially owned by the selling shareholders, shares of common stock subject to options or warrants held by the shareholder that are exercisable now or within 60 days hereafter are deemed outstanding, although those shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The ownership percentage is calculated assuming that 401,853,232 shares of common stock, 2,790,000 shares of Series A Stock and 1,217,196 shares of Series B Stock were outstanding immediately prior to this offering.

                              PLAN OF DISTRIBUTION

We are registering all 16,250,001 of the shares of our common stock offered by this prospectus on behalf of the selling shareholders, and will receive no proceeds from this offering.

The selling shareholders may transfer their shares covered by this prospectus by gift, may pledge, hypothecate or otherwise encumber those share of may sell those shares. The selling shareholders, or their pledgees, donees, transferees or other successors-in-interest selling shares received from the selling shareholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus are free to sell the shares from time to time. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made in the national over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold in one or more transactions and by one or more of, or a combination of, the following:

     o block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of such exchange;

     o a distribution or other transfer to one or more of the equity holders of a selling shareholder;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o    in privately negotiated transactions.

In effecting sales, broker-dealers engaged by any selling shareholder may arrange for other broker-dealers to participate in the resales.

The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned or, upon a default, may effect sales of the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Brokers-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares; nor is any underwriter or coordinating broker acting in connection with the proposed sale of the shares.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, we have advised the selling shareholders that they will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including the anti-manipulation rules under Regulation M promulgated under the Exchange Act, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and we have informed the selling shareholders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will bear all costs, expenses and fees in connection with the registration of the shares and will supplement and amend this prospectus from time to time as may be required under the Securities Act. During any time when a supplement or amendment is required, the selling shareholders will be required to cease sales of the shares covered by this prospectus until this prospectus has been supplemented or amended.

Each selling shareholder will bear all commissions and discounts, if any, attributable to the sales of its shares. Each selling shareholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, no par value, and 35,000,000 shares of preferred stock. We currently have outstanding 401,853,232 shares of common stock, 2,790,000 shares of Series A Stock and 1,217,196 shares of Series B Stock.

Common Stock

Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of our shareholders, including the election of directors.

Dividends. Subject to the preferential dividend rights of the Series A Stock and Series B Stock, holders of common stock are entitled to receive dividends at the same rate if and when dividends are declared by our board of directors out of assets legally available for the payment of dividends.

Liquidation. In the event of a liquidation, dissolution or winding up our affairs, whether voluntary or involuntary, after payment of our debts or other liabilities and making provisions for the holders of the outstanding shares of preferred stock as described below, our remaining assets will be distributed ratably among the holders of shares of common stock.

Rights and Preferences. Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, references and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we any designate and issue in the future.

Fully Paid and  Nonassessable.  All of our  outstanding  shares of common stock,
including  the  shares   offered  by  this   prospectus,   are  fully  paid  and
nonassessable.


Preferred Stock

Voting Rights. Except with respect to the election of directors and as otherwise provided by law, the Series B Stock, the Series A Stock and the Common Stock vote together on all matters submitted to a vote of our shareholders. Until such time as fifty percent (50%) of the Series B Stock shares originally issued and outstanding have been redeemed by Enova or converted into Common Stock, the holders of the Series B Stock, voting separately as a class, are entitled to elect two members of our board of directors. The remaining directors are elected by the holders of the Common Stock and the Series A Stock voting together as a single class on an as-converted basis.

Until such time as fifty percent (50%) of the Series B Stock shares originally issued and outstanding have been redeemed by Enova or converted into Common
Stock, the authorized number of directors may not exceed eleven without the consent of the holders of a majority of the outstanding shares of the Series B Stock.

In addition to the voting rights described above, so long as any shares of the Series B Stock are outstanding, the Company cannot, without first obtaining the affirmative vote or written consent of holders of a majority of the then outstanding shares of the Series B Stock alter or change the rights, preferences or privileges of the Series B Stock, increase the authorized number of shares of the Series B Stock, increase the authorized number of shares of preferred stock or create any new class or series of shares having preference over or being on a parity with the Series B Stock.

Dividends. In preference to any declaration or payment of dividends (other than dividends payable in Common Stock) to the holders of the Series A Stock and the Common Stock, the holders of Series B Stock are entitled to receive non-cumulative cash dividends in an amount equal to 7% of $2.00 per share of Series B Stock per annum when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends.

In preference to any declaration or payment of dividends (other than dividends payable in Common Stock) to the holders of the Common Stock, the holders of the Series A Stock are entitled to receive, when and if declared by our board of directors out of assets legally available for the payment of dividends, non-cumulative cash dividends in cash in an amount equal to 6% of $0.60 per share of Series A Stock per annum.

If a dividend is declared on the Series A Stock and the Series B Stock, and the amount available for payment thereof is insufficient to permit the payment in full of the preferential amounts to those holders, then the amount available will be distributed ratably among the holders of the Series B Stock first until their preferential amount is paid in full. If there is any remaining amount available for distribution, such amount would then be distributed ratably among the holders of the Series A Stock until their preferential amount is paid in full. Thereafter, the holders of the Common Stock are entitled to receive (when and if declared by the board of directors) non-cumulative cash dividends in an amount equal to the as-converted per share amount paid to the Series A Stock holders.

After the holders of the Series B Stock, the Series A Stock and the Common Stock have been paid the foregoing dividends in full, then the holders of the Series B Stock, the Series A Stock and the Common Stock will share ratably in any additional dividends during a fiscal year on an as-converted basis.

If the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or any other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then the holders of the Series A Stock and the holders of the Series B Stock will be entitled to a proportionate share of that distribution on an as-converted basis.

Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, voluntarily or involuntarily, after payment or provision for payment of all our debts, liabilities and obligations, the holders of Series A Stock and the holders of the Series B Stock will simultaneously be paid, out of the assets available for distribution to shareholders, prior to any payment made in respect of the Common Stock, an amount equal to (a) in the case of the holders of the Series A Stock, $0.60 per share for each share of Series A Stock, plus all dividends declared but unpaid on such shares of Series A Stock and (b) in the case of the holders of the Series B Stock, $2.00 per share for each share of Series B Stock, plus the greater of (i) 7% of $2.00 compounded annually at the rate of 7% for each year (or fraction of a year) after March 15, 1996, less any cash dividends actually paid to the Series B Stock holders through the date of liquidation or (ii) any dividends declared but unpaid on such shares of Series B Stock. After payment in full to the holders of Series A Stock and the holders of the Series B Stock their respective liquidation preferences, the holders of Common Stock will be paid an amount per share equal to the per share Series A Stock liquidation price paid to the holders of Series A Stock. Any remaining assets will be distributed to the holders of shares of Common Stock, Series A Stock and Series B Stock pro rata on an as-converted basis. If the assets available for distribution upon liquidation are insufficient to pay in full the liquidation preferences, then the remaining assets will be distributed first ratably among the holders of the Series B Stock based upon their preference amount, then ratably among the holders of the Series A Stock and lastly among the holders of the Common Stock. Certain transactions will be deemed to be a liquidation event for purposes of payment of the foregoing liquidation preferences, including the sale of all or substantially all of the assets of the Company and certain stock transactions.

Conversion Rights. The holders of the Series A Stock and the Series B Stock have the right to convert their shares thereof at any time into shares of the Company's Common Stock. As of the date hereof, each share of Series A Stock is convertible into one share of Common Stock and each share of Series B Stock is convertible into two shares of Common Stock.

Each share of Series A Stock automatically will convert into Common Stock at the then effective conversion price for the Series A Stock upon (a) the consummation of the sale of the Common Stock in an underwritten public offering registered under the Securities Act; or (b) the registration of the underlying Common Stock of the holders' Series A Stock under the Securities Act; or (c) a merger or consolidation of the Company with or into another corporation or a sale of more than fifty percent (50%) of the Company's outstanding voting securities or a sale of all or substantially all of its properties and assets.

Each share of Series B Stock automatically will convert into Common Stock at the then effective conversion price for the Series B Stock upon (a) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of shares of the Common Stock for the Company's account (with certain exceptions) resulting in aggregate proceeds to the Company of more than $10,000,000 and at a per share price of at least $0.60 per share (as adjusted for subdivisions, combinations and stock dividends), or (b) a merger or consolidation with or into another corporation or a sale of the shares of the Common Stock or a sale of all or substantially all of the Company's assets in which the gross cash proceeds received by the Company are at least $10,000,000 in cash or marketable securities.

There will be appropriate adjustments made in the conversion prices for the Series A Stock and the Series B Stock in the event of stock splits, reverse stock splits, and certain stock dividends or distributions.

Except upon the automatic conversion of the Series A Stock or Series B Stock, as the case may be, if, at any time, there occurs any dividend or distribution of securities of the Company other than shares of Common Stock (or rights or options to purchase Common Stock), any reclassification, or exchange of securities (other than those described above), any capital reorganization (other than a recapitalization, division of shares, combination of shares, or other similar transactions described above) or a merger or consolidation or sale of all or substantially all of the assets of the Company, then, as part of that transaction, the Company will make such provision as is necessary so that the holders of the outstanding shares of Series A Stock and Series B Stock will thereafter receive upon conversion of those shares the number and kind of shares of stock or other securities or property to which a holder of the number of shares of Common Stock into their shares of Series A Stock an/or Series B Stock were convertible would have been entitled in connection with such transaction.

Fully Paid and Nonassessable. All of our outstanding shares of preferred stock are fully paid and nonassessable.

Additional Preferred Stock. Our board of directors has the authority, without action by our shareholders, to provide for the issuance of preferred stock in one or more classes or series and to designate the rights, preferences and privileges of each class or series, which may be greater than the rights of the common stock. We cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, the effects could include one or more of the following:

     o    restricting dividends on the common stock;

     o    diluting the voting power of the common stock;

     o    impairing the liquidation rights of the common stock; or

     o delaying or preventing a change in control of us without further action by the shareholders.

We have no present plans to issue any additional shares of preferred stock.


Warrants

As of June 22, 2004, there were outstanding warrants to purchase 2,500,000 shares of common stock at an average exercise price of $0.29 per share (subject to adjustment for certain anti-dilutive issuances).

Registration Rights

The warrants described above have so called "Piggyback" registration rights. If we at any time propose to file on our behalf or on behalf of any of our security holders a registration statement under the Securities Act on any form and other than a registration statement on Form S-4 or S-8 for any class that is the same or similar to the warrants, we must give written notice of the proposed offering to the warrant holders at least thirty (30) days before the initial filing of such registration statement, and offer to include the warrant holders in the proposed offering.

We have entered into a Registration Rights Agreement with the selling shareholders. Under the terms of that Agreement, we agreed to use reasonable efforts to register the shares covered by this prospectus within 180 days from the sale date (or by late September 2004). Under the terms of the Registration Rights Agreement, we agreed to indemnify the selling shareholders and their directors, officers, partners, agents, and any person controlling any of those persons under certain circumstances relating to the registration of the shares covered by this prospectus and the selling shareholders agreed to indemnify us and our controlling persons, officers who sign the registration statement of which this prospectus forms a part and our directors under certain circumstances relating to the registration of the shares covered by this prospectus.


Transfer Agent and Registrar

Computershare Investor Services, Inc. serves as our transfer agent and registrar for our common stock.

Currently 154,180,500 shares of common stock are freely tradable and an additional 5,224,500 shares of Series A Stock or Series B Stock would be freely tradable upon conversion to common stock. Approximately an additional 247,672,700 shares of common stock are eligible for sale in the public market subject to volume restrictions of Rule 144 and 15,594,288 shares of common stock issuable upon exercise of outstanding options will become freely tradable upon issuance.

                         SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock, and the availability of our common stock for sale, may depress the market price for our common stock. Approximately 154,180,500 shares of our common stock currently are freely tradable, of which 35,500,000 shares are currently subject to the volume limitations of Rule 144 discussed below. All of the shares sold in this offering will be freely tradable except for any shares purchased by our affiliates. In addition, approximately

263,267,000 shares of our common stock previously issued or upon issuance pursuant to the exercise of options granted under our stock option plans may be resold in reliance on Rule 144, as discussed below. All other shares of common stock outstanding as of the date hereof are restricted or subject to lock-up agreements. These other shares will be available for sale in the public market as follows:

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     o 1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

     o the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We filed a Registration Statement on Form S-8 registering shares of common stock subject to the 1996 Plan. As of June 22, 2004, options to purchase a total of 15,594,288 shares were outstanding and 8,973,000 shares were reserved for future issuance under our stock option plans. Options to purchase 15,368,177 shares of common stock are vested and available for immediate resale in the open market.

                                  LEGAL MATTERS

The validity of the shares of common stock being offered will be passed upon by Reed Smith, LLP, Oakland, California.

                                     EXPERTS

The financial statements as of and for the years ended December 31, 2003, 2002 and 2001 included in this prospectus and in the registration statement have been audited by Singer Lewak Greenbaum & Goldstein, LLP and by Moss Adams, LLP independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement.


                       WHERE YOU CAN GET MORE INFORMATION


We are subject to the reporting requirements of the Exchange Act of 1934 and file reports and other information statements with the Securities and Exchange Commission. We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered. This prospectus does not contain all of the information described in the registration statement and the related exhibits and schedules. For further information with respect to us and the common stock being offered, reference is made to the registration statement and the related exhibits and schedule. Reports and other information filed by us, including a copy of the registration statement and the related exhibits and schedule may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279, and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Commission. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.


We intend to provide our shareholders with annual reports containing financial statements audited by an independent accounting firm and to file with the Commission quarterly reports containing unaudited financial data for the first three quarters of each year.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
INDEPENDENT AUDITOR'S REPORT.................................................F-1

BALANCE SHEETS AT DECEMBER 31, 2003 AND 2002.................................F-2

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
         DECEMBER 31, 2003, 2002 AND 2001....................................F-3

STATEMENTS OF STOCKHOLDERS' DEFICIT FOR
         THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001....................F-4

STATEMENTS OF CASH FLOWS FOR THE YEARS
         ENDED DECEMBER 31, 2003, 2002 AND 2001..............................F-5

NOTES TO FINANCIAL STATEMENTS  ..............................................F-6


BALANCE SHEET AT MARCH 31, 2004 (UNAUDITED)..................................Q-1

STATEMENTS OF OPERATIONS FOR THE THREE MONTHS
         ENDED MARCH 31, 2004 AND 2003 (UNAUDITED)...........................Q-2

STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS
         ENDED MARCH 31, 2004 AND 2003 (UNAUDITED)...........................Q-3

NOTES TO FINANCIAL STATEMENTS  ..............................................Q-5

                                                             ENOVA SYSTEMS, INC.
                                                            FINANCIAL STATEMENTS
                                                             FOR THE YEARS ENDED
                                               DECEMBER 31, 2003, 2002, AND 2001

                                                             ENOVA SYSTEMS, INC.
                                                                        CONTENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
                                                                            Page

INDEPENDENT AUDITOR'S REPORTS                                               2-3

FINANCIAL STATEMENTS

     Balance Sheets                                                         5-7

     Statements of Operations                                                8

     Statements of Stockholders' Equity                                     9-12

     Statements of Cash Flows                                               13

     Notes to Financial Statements                                         14-28

SUPPLEMENTAL INFORMATION

     Independent Auditor's Report on Financial Statement Schedule           29

     Valuation and Qualifying Accounts - Schedule II                        31

SLGG
                      SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
           Certified Public Accountants and Management Consultants
           www.slgg.com   Los Angeles    Orange County     Ontario


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
Enova Systems, Inc.


We have audited the accompanying balance sheet of Enova Systems, Inc. as of December 31, 2003, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 financial statements referred to above present fairly, in all material respects, the financial position of Enova Systems, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
------------------------------------------
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 25, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Stockholders and Board of Directors
Enova Systems, Inc.


We have audited the accompanying balance sheet of Enova Systems Inc., as of December 31, 2002, and the statements of operations, stockholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enova Systems, Inc., as of December 31, 2002, and the results of its operations and cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                            /s/ MOSS ADAMS LLP

Santa Rosa, California
February 24, 2003

INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Board of Directors
Enova Systems, Inc.


We have audited the accompanying balance sheet of Enova Systems Inc., as of December 31, 2002, and the statements of operations, stockholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enova Systems, Inc., as of December 31, 2002, and the results of its operations and cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                     /s/ MOSS ADAMS LLP

Santa Rosa, California
February 24, 2003

                                                             ENOVA SYSTEMS, INC.
                                                                  BALANCE SHEETS
                                                                    December 31,
--------------------------------------------------------------------------------


                                       ASSETS
                                                           2003           2002
                                                       ----------     ----------
Current assets
  Cash and cash equivalents                            $  530,000     $1,868,000
  Accounts receivable                                     803,000      1,256,000
  Inventories and supplies                              1,606,000      1,652,000
  Note receivable - related party                           8,000         32,000
  Prepaid expenses and other current assets                78,000        107,000
                                                       ----------     ----------

    Total current assets                                3,025,000      4,915,000

Property and equipment, net                               481,000        811,000
Investment                                                960,000           --
Other assets                                              404,000        498,000
                                                       ----------     ----------
Total assets                                           $4,870,000     $6,224,000
                                                       ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                                                             ENOVA SYSTEMS, INC.
                                                                  BALANCE SHEETS
                                                                    December 31,
--------------------------------------------------------------------------------

                        LIABILITIES AND STOCKHOLDERS' EQUITY

                                                            2003         2002
                                                         ----------   ----------
Current liabilities
  Accounts payable                                       $  768,000   $1,192,000
  Line of credit                                            120,000       14,000
  Accrued payroll and related expenses                      120,000      240,000
  Other accrued expenses                                     98,000       95,000
  Current portion of notes payable                          131,000      120,000
  Current portion of capital lease obligations               23,000       28,000
                                                         ----------   ----------

    Total current liabilities                             1,260,000    1,689,000

Accrued interest payable                                  1,122,000      889,000
Capital lease obligations, net of current portion             5,000       27,000
Notes payable, net of current portion                     3,347,000    3,332,000
                                                         ----------   ----------

      Total liabilities                                   5,734,000    5,937,000
                                                         ----------   ----------

Commitments and contingencies


   The accompanying notes are an integral part of these financial statements.

                                                             ENOVA SYSTEMS, INC.
                                                                  BALANCE SHEETS
                                                                    December 31,
--------------------------------------------------------------------------------

                  LIABILITIES AND STOCKHOLDERS' EQUITY (Continued)

                                                                    2003           2002
                                                                ------------    ------------
Stockholders' equity
  Series A convertible preferred stock, no par value
    30,000,000 shares authorized
    2,820,000 and 2,824,000 shares issued and
    outstanding
  Liquidating preference at $0.60 per share, aggregating
    $1,692,000 and $1,706,000                                   $  1,837,000       1,842,000
  Series B convertible preferred stock, no par value
    5,000,000 shares authorized
    1,217,000 shares issued and outstanding
    Liquidating preference at $2 per share, aggregating
       2,434,000                                                   2,434,000       2,434,000
  Common stock, no par value
    500,000,000 shares authorized
    378,341,000 and 345,194,000 shares issued and outstanding     86,054,000      84,026,000
  Common stock subscribed                                             60,000         130,000
  Stock notes receivable                                          (1,203,000)     (1,203,000)
  Additional paid-in capital                                       7,031,000       6,949,000
  Accumulated deficit                                            (97,077,000)    (93,891,000)
                                                                ------------    ------------

      Total stockholders' equity                                    (864,000)        287,000
                                                                ------------    ------------

Total liabilities and stockholders' equity                      $  4,870,000    $  6,224,000
                                                                ============    ============

   The accompanying notes are an integral part of these financial statements.

                                                             ENOVA SYSTEMS, INC.
                                                        STATEMENTS OF OPERATIONS
                                                For the Years Ended December 31,
--------------------------------------------------------------------------------

                                             2003               2002            2001
                                         -------------    -------------    -------------
Net revenues
  Research and development contracts     $   1,889,000    $   1,843,000    $   2,813,000
  Production                                 2,421,000        2,612,000          967,000
                                         -------------    -------------    -------------

    Total net revenues                       4,310,000        4,455,000        3,780,000
                                         -------------    -------------    -------------

Cost of revenues
  Research and development contracts         1,326,000        1,288,000        2,149,000
  Production                                 1,978,000        2,496,000          634,000
                                         -------------    -------------    -------------

    Total cost of revenues                   3,304,000        3,784,000        2,783,000
                                         -------------    -------------    -------------

Gross profit                                 1,006,000          671,000          997,000

Other costs and expenses
  Research and development                     799,000        1,152,000          879,000
  Selling, general, and administrative       2,919,000        2,837,000        2,894,000
  Interest and financing fees, net             234,000          199,000          113,000
  Loss on disposal of property and
    equipment                                     --               --             (7,000)
  Equity in losses                              40,000             --               --
  Asset impairement                            200,000             --               --
  Legal settlements                               --             81,000          900,000
                                         -------------    -------------    -------------

    Total other costs and expenses           4,192,000        4,269,000        4,779,000
                                         -------------    -------------    -------------


Loss from continuing operations             (3,186,000)      (3,598,000)      (3,782,000)

Extraordinary item
  Gain on debt restructuring                      --               --            354,000
                                         -------------    -------------    -------------

Net loss                                 $  (3,186,000)   $  (3,598,000)   $  (3,428,000)
                                         =============    =============    =============

Basic loss and diluted per share
  Loss from continuing operations        $       (0.01)   $       (0.01)   $       (0.01)
  Gain on debt restructuring                      --               --                --
                                         -------------    -------------    -------------

Total basic and diluted loss per share   $       (0.01)   $       (0.01)   $       (0.01)
                                         =============    =============    =============

Weighted-average number of
  shares outstanding                       334,839,700      326,390,422      275,188,979
                                         =============    =============    =============


   The accompanying notes are an integral part of these financial statements.


                                                                                                                 ENOVA SYSTEMS, INC.
                                                                                                  STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                                                    For the Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                             --------------------------------------------------                                  Common Stock
                                   Series A                   Series B                 Common Stock               Subscribed
                             ----------------------    -----------------------   -------------------------   -----------------------
                               Shares      Amount       Shares       Amount       Shares         Amount       Shares       Amount
                             ---------   -----------   ---------   -----------  -----------   ------------  ----------    ---------

Balance, December 31,
  2000                       2,844,000   $ 1,867,000   1,217,000   $ 2,434,000  244,249,000   $ 75,680,000      45,000    $  13,000
Issuance of common
  stock for
    Exercise of warrants        --          --              --         --        50,000,000      3,000,000         --           --
    Exercise of options         --          --              --         --         1,805,000        181,000         --           --
    Services                    --          --              --         --           448,000         98,000     955,000      147,000
    Legal settlement            --          --              --         --         6,000,000        900,000         --           --
Warrants issued for
  value participation
  agreement                     --          --              --         --             --              --           --           --
Net loss                        --          --              --         --             --              --           --           --
                             ---------   -----------   ---------   -----------  -----------   ------------  ----------    ---------


Balance, December 31,
  2001                       2,844,000     1,867,000   1,217,000     2,434,000   302,502,000    79,859,000   1,000,000      160,000
Conversion of Series
  A preferred stock            (20,000)      (25,000)       --         --             20,000        25,000
Issuance of common
  stock for
    Cash, net of offering
      costs of $206,000                                                           41,100,000     3,904,000   1,000,000      100,000
    Exercise of options                                                               30,000         3,000         --           --
    Services                                                                       1,242,000       190,000    (628,000)    (130,000)
    Legal settlement                                                                 300,000        45,000         --           --
Stock notes receivable         --          --              --         --             --              --           --           --
Net loss                       --          --              --         --             --              --           --           --
                             ---------   -----------   ---------   -----------  -----------   ------------  ----------    ---------



   The accompanying notes are an integral part of these financial statements.


                                                                            ENOVA SYSTEMS, INC.
                                                            STATEMENTS OF STOCKHOLDERS' EQUITY
                                                              For the Years Ended December 31,
----------------------------------------------------------------------------------------------


                                    Stock         Additional
                                    Notes          Paid-In      Accumulated
                                 Receivable       Capital        Deficit          Total
                                ------------    -----------   -------------    ------------

Balance, December 31,
  2000                          $ (1,149,000)   $ 6,372,000   $ (86,865,000)   $ (1,648,000)
                                ============    ===========   =============    ============
Issuance of common
  stock for
    Exercise of warrants               --            --            --             3,000,000
    Exercise of options              (59,000)        --            --               122,000
    Services                           --            --            --               245,000
    Legal settlement                   --            --            --               900,000
Warrants issued for
  value participation
  agreement                            --           577,000        --               577,000
Net loss                               --            --          (3,428,000)     (3,428,000)
                                ------------    -----------   -------------    ------------


Balance, December 31,
  2001                            (1,208,000)     6,949,000     (90,293,000)       (232,000)
Conversion of Series
  A preferred stock
Issuance of common
  stock for
    Cash, net of offering
      costs of $206,000                --            --            --             4,004,000
    Exercise of options                --            --            --                 3,000
    Services                           --            --            --                60,000
    Legal settlement                   --            --            --                45,000
Stock notes receivable                 5,000         --            --                 5,000
Net loss                               --            --          (3,598,000)     (3,598,000)
                                ============    ===========   =============    ============

   The accompanying notes are an integral part of these financial statements.



                                                                                                                 ENOVA SYSTEMS, INC.
                                                                                                  STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                                                    For the Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                     Convertible Preferred Stock
                            --------------------------------------------------                                  Common Stock
                                  Series A                   Series B                 Common Stock               Subscribed
                            ----------------------    -----------------------   -------------------------   -----------------------
                              Shares      Amount       Shares      Amount        Shares         Amount       Shares       Amount
                            ---------   -----------   ---------  -----------   -----------   ------------  ----------    ---------

Balance, December 31,
  2002                      2,824,000   $ 1,842,000   1,217,000  $ 2,434,000   345,194,000   $ 84,026,000    1,372,000    $ 130,000
                            =========   ===========   =========  ===========   ===========   ============    =========    =========
Conversion of Series
  A preferred stock            (4,000)       (5,000)       --        --              4,000          5,000          --           --
Issuance of common
  stock for
    Cash                       --          --              --        --         23,077,000      1,500,000          --           --
    Issuance of subscribed
      common stock             --          --              --        --          1,000,000        100,000   (1,000,000)    (100,000)
    Exercise of options        --          --              --        --          8,694,000        398,000          --           --
    Stock option               --          --              --        --                --             --           --           --
    Services                   --          --              --        --            372,000         34,000      754,000       30,000
Net loss                       --          --              --        --                --             --           --           --
                            ---------   -----------   ---------  -----------   -----------   ------------    ---------    ---------

Balance, December 31,
  2003                      2,820,000   $ 1,837,000   1,217,000  $ 2,434,000   378,341,000   $ 86,054,000    1,126,000     $ 60,000
                            =========   ===========   =========  ===========   ===========   ============    =========    =========


   The accompanying notes are an integral part of these financial statements.



                                                                           ENOVA SYSTEMS, INC.
                                                            STATEMENTS OF STOCKHOLDERS' EQUITY
                                                              For the Years Ended December 31,
----------------------------------------------------------------------------------------------


                                  Stock         Additional
                                  Notes          Paid-In      Accumulated
                               Receivable       Capital        Deficit          Total
                              ------------    -----------   -------------    ------------

Balance, December 31,
  2002                         $ (1,203,000)   $ 6,949,000     $ (93,891,000)   $     287,000
Conversion of Series
  A preferred stock                   --            --              --                    --
Issuance of common
  stock for
    Cash                              --            --              --              1,500,000
    Issuance of subscribed
      common stock                    --            --              --                    --
    Exercise of options               --            --              --                389,000
    Stock option                      --           82,000           --                 82,000
    Services                          --            --              --                 64,000
Net loss                              --            --            (3,186,000)      (3,186,000)
                               ------------    -----------     -------------    -------------

Balance, December 31,
  2003                         $ (1,203,000)   $ 7,031,000     $ (97,077,000)   $    (864,000)
                               ============    ===========     =============    =============



   The accompanying notes are an integral part of these financial statements.


                                                                      ENOVA SYSTEMS, INC.
                                                                 STATEMENTS OF CASH FLOWS
                                                          For the Years Ended December 31,
-----------------------------------------------------------------------------------------

                                                   2003            2002            2001
                                                -----------    -----------    -----------
Cash flows from operating activities            $(3,186,000)   $(3,598,000)   $(3,428,000)
   Net loss
   Adjustments to reconcile net loss
    to net cash used in operating  activities
      Depreciation and amortization                 351,000        134,000        205,000
      Bad debt expense                              595,000           --              --
      Provision for asset impairment                200,000           --              --
      Equity in losses                               40,000           --              --
      Gain on debt restructuring                       --             --         (210,000)
      Issuance of common stock for
        services                                     34,000         60,000        245,000
      Issuance of common stock for
        legal settlement                                --          45,000        900,000
      (Increase) decrease in
        Accounts receivable                        (138,000)       (19,000)      (233,000)
        Inventories and supplies                     48,000       (727,000)      (520,000)
        Related party receivable                     24,000         25,000         25,000
        Prepaid expenses and other
          current assets                             29,000        (20,000)       (19,000)
        Other assets                                (14,000)        76,000        (39,000)
      Increase (decrease) in
        Accounts payable and
          accrued expenses                         (536,000)     1,112,000       (112,000)
        Accrued interest payable                    234,000        212,000        163,000
                                                -----------    -----------    -----------

Net cash used in operating activities            (2,319,000)    (2,700,000)    (3,023,000)
                                                -----------    -----------    -----------
Cash flows from investing activities
  Purchase of property and equipment               (113,000)      (613,000)      (219,000)
                                                -----------    -----------    -----------

Net cash used in investing activities              (113,000)      (613,000)      (219,000)
                                                -----------    -----------    -----------

   The accompanying notes are an integral part of these financial statements.


                                                                              ENOVA SYSTEMS, INC.
                                                                         STATEMENTS OF CASH FLOWS
                                                                 For the Years Ended December 31,
-------------------------------------------------------------------------------------------------
                                                           2003           2002          2001
                                                       -----------    -----------    -----------
Cash flows from financing activities
  Net increase from line of credit                     $   106,000    $    14,000    $      --
  Payments on notes payable and
    capital lease obligations                               (1,000)       (24,000)       (11,000)
  Proceeds from sale of common stock                       600,000      4,210,000           --
  Offering costs                                              --         (206,000)          --
  Proceeds from exercise of warrants and options           389,000          3,000      3,122,000
  Payments on stock notes receivable                          --            5,000           --
                                                       -----------    -----------    -----------

Net cash provided by financing activities                1,094,000      4,002,000      3,111,000
                                                       -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents    (1,338,000)       689,000       (131,000)

Cash and cash equivalents, beginning of year             1,868,000      1,179,000      1,310,000
                                                       -----------    -----------    -----------

Cash and cash equivalents, end of year                 $   530,000    $ 1,868,000    $ 1,179,000
                                                       ===========    ===========    ===========

Supplemental disclosures of cash flow information
  Interest paid                                        $     9,000    $     8,000    $     5,000
                                                       ===========    ===========    ===========
  Income taxes paid                                    $      --      $      --      $      --
                                                       ===========    ===========    ===========

Supplemental schedule of non-cash
  investing and financing activities

Equipment acquired under capital lease agreements      $      --      $    52,000    $      --
                                                       ===========    ===========    ===========

Conversion of preferred stock to common stock          $     5,000    $    25,000    $      --
                                                       ===========    ===========    ===========

Acquired investment under common stock purchase        $ 1,000,000    $      --      $      --
                                                       ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

         General
         -------
         Enova Systems, Inc. (the "Company") is a California corporation that develops drive trains and related components for electric, hybrid electric, and fuel cell systems for mobile and stationary applications. The Company retains development and manufacturing rights to many of the technologies created, whether such research and development is internally or externally funded. The Company develops and sells components in the United States and Asia, and sells components in Europe.

         Liquidity
         ---------
         At December 31, 2003, the Company had a net working capital of approximately $1,765,000 as compared to $3,226,000 at December 31, 2002, representing a decrease of $1,461,000. This decrease is due mostly to losses from operations. Operating and investing activities used approximately $2,306,000 and $113,000, respectively, while financing activities provided $1,094,000.

         During the year ended December 31, 2003, the Company reduced its headcount and other administrative expenses. The Company anticipates realizing the full impact of expense reductions in 2004. The Company's business plan for 2004 provides for raising additional capital in order to continue with the Company's operations until it becomes profitable. The Company will also continue to search for areas in which to further reduce expenses and increase sales.

         In addition, additional payment of $500,000 is expected in June 2004 from HHI under the stock purchase agreement (Note 1), which will help the Company to fund its operations.

         See Note 15 for additional funding.

         Stock Purchase Agreement
         ------------------------
         The Company has entered into a joint venture agreement (the Agreement) with Hyundai Heavy Industries of Korea ("HHI") to create a joint venture corporation, Hyundai-Enova Innovative Technology Center (the "ITC") to be domiciled in Torrance, California. In conjunction with this Agreement, HHI and the Company entered into a stock purchase agreement in which HHI agreed to make a $3 million investment in the Company through the purchase of shares of the Company's authorized and unissued common stock pursuant to Regulation D of the Securities Act of 1933. This investment was to be made in two installments of $1.5 million each. The first installment was made upon incorporation of the ITC and in consideration for the issuance to HHI by the Company of 23,076,923 shares of common stock at $0.065 per share.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------


NOTE 1 - ORGANIZATION AND LINE OF BUSINESS (Continued)

         Stock Purchase Agreement (Continued)
         ------------------------
         The second installment of $1.5 million will be made one year after the first installment in consideration for the issuance to HHI of additional shares of the Company's common stock at a price per share equal to the average daily volume weighted closing price of the Company's common stock, as quoted on the NASDAQ OTC market (or successor trading market) for the three month period preceding the closing date of the second installment.

         The Company agreed to invest $1 million of each installment into the [VC in consideration for the issuance to the Company of a 40% equity interest in the ITC (the balance of the installments, in the amount of $500,000 each, is to be retained by Enova). HHI will acquire a 60% equity interest in ITC by investing $3 million in the ITC in two installments of $1.5 million each, to be made concurrently with the two installment payments to be paid by HHI for the Company's common stock. At the conclusion of these transactions, HHI and the Company will have invested an aggregate of $5 million in the ITC.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Revenue Recognition
         -------------------
         Revenue on engineering and research and development contracts is recognized at the completion of specified engineering or billing milestones, as set forth in each agreement. Revenues from sales of components are recognized when shipped and title passes to the customer.

         Comprehensive Income
         --------------------
         The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company's financial statements since the Company did not have any changes in equity from non-owner sources.

         Cash and Cash Equivalents
         -------------------------
         Highly liquid investments with an original maturity of three months or less are considered cash equivalents.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Accounts Receivable
         -------------------
         Receivables are reported at net realizable value and are considered past due when payments have not been received for 90 days. In general, receivables are charged off as uncollectible upon exhausting all avenues of collection. Receivables older than 90 days totaled $678,000 (of which $595,000 have been reserved for) and $365,000 at December 31, 2003 and 2002, respectively.

         Inventories and Supplies
         ------------------------
         Inventories and supplies are comprised of materials used in the design and development of electric, hybrid electric, and fuel cell drive systems, and other power and ongoing management and control components for production and ongoing development contracts, and is stated at the lower of cost (first-in, first-out) or market.

         Property and Equipment
         ----------------------
         Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the sum of expected cash flows from use of the asset is less than its carrying value. Long-lived assets that management commits to sell or abandon are reported at the lower of carrying amount or fair value less cost to sell.

         Investment
         ----------
         Investment in joint venture (see Note 1) is accounted for by the equity method.

         Fair Value of Financial Instruments
         -----------------------------------
         The Company's financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The book value of all other financial instruments are representative of their fair values. The Company's short and long term debt may be substantially less than the carrying value since there is no readily ascertainable market for the debt given the financial position of the Company.

         Stock-Based Compensation
         ------------------------
         SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Advertising Expense
         -------------------
         The Company expenses all advertising costs, including direct response advertising, as they are incurred. Advertising expense for the years ended December 31, 2003, 2002, and 2001 was $21,000, $20,000, and
         $32,000, respectively.

         Income Taxes
         ------------
         The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets md liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

         Loss Per Share
         --------------
         The Company utilizes SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive. The Company's common share equivalents consist of stock options.

         Estimates
         ---------
         The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Concentrations of Credit Risk
         -----------------------------
         Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit, quality financial institutions. At times, such cash and cash equivalents may be in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. With respect to accounts receivable, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that the receivable credit risk exposure is limited.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Major Customers
         ---------------
         During the year ended December 31, 2003, the Company conducted business with four customers whose sales comprised 18%, 17%, 13%, and 11% of total revenues. As of December 31, 2003, these customers accounted for 5%, 0%, 23%, and 3%, respectively, of total accounts receivable.

         During the year ended December 31, 2002, the Company conducted business with two customers whose sales comprised 46% of total revenues. As of December 31, 2002, these customers accounted for 24%, of total accounts receivable.

         In addition, one of the Company's stockholders accounted for 1%, 16%, and 13% of total revenues during the years ended December 31, 2003, 2002, and 2001, respectively. This stockholder holds less than 5% of the total issued and outstanding common stock. Demand deposits are placed with known, creditable financial institutions.


NOTE 3 - PROPERTY AND EQUIPMENT

         Property and equipment at December 31, 2003 and 2002 consisted of the following:


                                                           2003          2002
                                                        ----------    ----------
      Computers                                         $  213,000    $  177,000
      Machinery and equipment                              715,000       643,000
      Furniture and office equipment                       192,000       189,000
      Demonstration vehicles and buses                     297,000       497,000
      Equipment under capital lease obligations             94,000        94,000
      Leasehold improvements                                68,000        68,000
                                                        ----------    ----------
                                                         1,579,000     1,668,000
      Less accumulated depreciation and amortization     1,098,000       857,000
                                                        ----------    ----------
         Total                                          $  481,000    $  811,000
                                                        ==========    ==========

         Depreciation and amortization expense was $241,000, $134,000, and $205,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

NOTE 4 - INVESTMENT

         During the year ended December 31, 2003, the Company formed a joint venture with HHI (see Note 1), whereby the Company invested $1,000,000 of the proceeds received from sale of common stock to HHI into ITC. The Company's share of income and losses is 40% as stated in the agreement. During the year ended December 31, 2003, the Company recorded $40,000 as its proportionate share of losses in the joint venture.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------


NOTE 4 - INVESTMENT (Continued)

         The following is the condensed financial position and results of operations of ITC, as of and for the year ended December 31, 2003:

          Financial position
              Current assets                                   $ 2,413,000
              Property and equipment, net                           12,000
              Liabilities                                          (27,000)
                                                               -----------
                 Equity                                        $ 2,398,000
                                                               ===========

          Operations
              Net revenues                                     $     6,000
              Expenses                                            (107,000)
                                                               -----------
                 Net loss                                      $  (101,000)
                                                               ===========

          Company's proportionate share of net loss            $    40,000
                                                               ===========


NOTE 5 - OTHER ASSETS

         During the year ended December 31, 2002, the Company incurred legal costs of $78,000 associated with two patents. These patents have been capitalized and are being amortized over their estimated useful lives.

         In June 2001, a strategic relationship with Ford Motor Company was entered into to develop and manufacture a high power, high voltage conversion module for Ford's fuel cell vehicle. Warrants were issued to Ford Motor Company in exchange for Ford's commitment to enter into a five-year agreement. The issuance of the warrants was recorded as a non-current asset (Value Participation Agreement) at its fair market value of $577,000, which was determined using the Black-Scholes option pricing model, and is being amortized on a straight-line basis over the life of the contract.

                                                  2003          2002
                                                --------      --------
         Patents                                $ 92,000      $ 78,000
         Valuation Participation Agreement       577,000       577,000
                                                --------      --------

                                                 669,000       655,000
         Less accumulated amortization           265,000       157,000
                                                --------      --------

             Total                              $404,000      $498,000
                                                ========      ========

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------


NOTE 6 - LINE OF CREDIT

         The Company has available $250,000 revolving line of credit from a bank with interest payable monthly at 3.25%. The line of credit is secured by $250,000 Certificate of Deposit and it's maturity has been extended until April 2004.


NOTE 7 - NOTES PAYABLE

         Notes payable at December 31, 2003 consisted of the following:


                                                      2003           2002
                                                  ------------    ------------
         Secured note payable to Credit
           Managers Association of
           California, bearing interest at
           6% per annum during 2003 and
           2002 and at prime plus 3% per
           annum through maturity.
           Principal and unpaid interest
           at due in April 2016. A sinking
           fund escrow is required to be
           funded with 10% of future
           equity financing, as defined in
           the agreement.                          $ 3,332,000     $ 3,332,000

         Unsecured note payable, bearing
           interest at 10% per annum. This
           note payable is in default.                 120,000         120,000

         Secured note payable to a
           financial institution in the
           original amount of $33,000,
           bearing interest at 8% per
           annum, payable in 36 equal
           monthly installments.                        26,000             --
                                                  ------------    ------------

                                                     3,478,000       3,452,000
         Less current portion                          131,000         120,000
                                                  ------------    ------------

              Long-term portion                   $  3,347,000    $  3,332,000
                                                  ============    ============

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------


NOTE 7 - NOTES PAYABLE (Continued)

         Future minimum principal payments of notes payable at December 31, 2003 consisted of the following:

                  Year Ending
                  December 31,
                  ------------
                     2004                             $   131,000
                     2005                                  12,000
                     2006                                   3,000
                     2007                                     --
                     2008                                     --
                     Thereafter                         3,332,000
                                                      -----------
                                                      $ 3,478,000
                                                      ===========
NOTE 8 - COMMITMENTS AND CONTINGENCIES

         Leases
         ------
         The Company leases its facilities under an operating lease agreement, which requires monthly payments of $11,000 and expires in February 2008. In addition, the Company rents manufacturing and office equipment under various capital lease agreements.

         Future minimum lease payments under these non-cancelable operating and capital lease obligations at December 31, 2003 were as follows:

                Year Ending                            Operating   Capital
                December 31,                             Leases     Leases
                ------------                             ------     ------
                    2004                               $ 97,000   $ 23,000
                    2005                                155,000      8,000
                    2006                                166,000       --
                    2007                                168,000       --
                    2008                                 28,000       --
                                                       --------   --------

                                                       $614,000     31,000
                                                       ========
                Less amount representing interest          --        3,000
                                                                  --------
                                                           --       28,000

                Less current portion                       --       23,000
                                                                  --------

                Long-term portion                          --     $  5,000
                                                                  ========

         Rent expense was $150,000, $206,000, and $210,000 for the years ended 2003, 2002, and 2001, respectively.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------


NOTE 8 - COMMITMENTS AND CONTINGENCIES (Continued)

         Contingency
         -----------

         Ballard Power Systems cancelled its development and production program for low voltage 30kw electric drive system components that were for use in Ford's Th!nk City vehicle. At December 31, 2002, included in inventories and supplies was approximately $450,000 of materials related to this program. Approximately $300,000 of materials and engineering costs have been incurred by a subcontractor for which the Company may be liable for payment.

         In October 2003, Enova and Ballard reached a settlement on all remaining balances due whereas Enova will receive $198,125 cash and title to all inventory, raw materials, tooling and equipment in its possession that is associated with the program. The Company intends to sell this equipment and recover at least the remaining balance of the receivable of approximately $173,000.


NOTE 9 - STOCKHOLDERS EQUITY

         Series A Preferred Stock
         ------------------------
         Series A preferred stock is currently unregistered and convertible into common stock on a one-to-one basis at the election of the holder or automatically upon the occurrence of certain events including: sale of stock in an underwritten public offering; registration of the underlying conversion stock; or the merger, consolidation, or sale of more than 50% of the Company. Holders of Series A preferred stock have the same voting rights as common stockholders. The stock has a liquidation preference of $0.60 per share plus any accrued and unpaid dividends in the event of voluntary or involuntary liquidation of the Company. Dividends are non-cumulative and payable at the annual rate of $0.036 per share if, when, and as declared by, the Board of Directors. No dividends have been declared on the Series A preferred stock.

         Substantially all of the stock notes receivable stem from a Board of Directors plan for the sale of shares of Series A preferred stock in 1993 to certain officers and directors (Participants). In general, the Participants could purchase the preferred stock for a combination of cash, promissory notes payable to the Company, and conversion of debt and deferred compensation due to the Participants. All shares issued under this plan were pledged to the Company as security for the notes. The notes provided for interest at 8% per annum payable annually, with the full principal amount and any unpaid interest due on January 31, 1997. The notes remain outstanding. The likelihood of collecting the interest on these notes is remote; therefore, accrued interest has not been recorded since the fiscal year ended July 31, 1997.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------


NOTE 9 - STOCKHOLDERS EQUITY (Continued)

         Series B Preferred Stock
         ------------------------
         Series B preferred stock is currently unregistered and each share is convertible into shares of common stock on a two-for-one basis at the election of the holder or automatically upon the occurrence of certain events including: sale of stock in an underwritten public offering, if the offering results in net proceeds of $10,000,000, and the per share price of common stock is at least $2.00; and the merger, consolidation, or sale of common stock or sale of substantially all of the Company's assets in which gross proceeds received are at least $10,000,000.

         The Series B preferred stock has certain liquidation and dividend rights prior and in preference to the rights of the common stock and Series A preferred stock. The stock has a liquidation preference of $2.00 per share together with an amount equal to, generally, $0.14 per share compounded annually at 7% per year from the filing date, less any dividends paid. Dividends on the Series B preferred stock are non-cumulative and payable at the annual rate of $0.14 per share if, when, and as declared by, the Board of Directors. No dividends have been declared on the Series B preferred stock.

         Common Stock
         ------------
         The Company settled an outstanding lawsuit in 2001 by agreeing to issue 6,000,000 shares of common stock, with a fair market value on the date of issuance of $900,000. Delays in issuing the stock resulted in the Company issuing an additional 300,000 shares of stock in 2002. The fair market value of these additional shares was $45,000.

         Stock Options and Warrants
         --------------------------
         The 1993 Employee and Consultant Stock Plan expired in 2003 and all outstanding stock options were forfeited.

         The Company grants other non-statutory stock options. Under the Director Stock Option Plan, the Company reserved 1,500,000 shares of common stock for non-statutory stock options for non-employee directors. Options under this Plan are fully vested upon the granting of the options and expire ten years from the date of grant unless terminated sooner or upon termination of the optionee's status as a director. Options that expire or are canceled may become available for future grants under the Director Option Plan. No options are outstanding under this Plan.

         The 1996 Stock Option Plan reserves 45,000,000 shares for incentive and non-statutory stock options during the period of the Plan, which expires in 2006. Options under the 1996 Plan expire over a period not to exceed ten years.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------



NOTE 9 - STOCKHOLDERS EQUITY (Continued)

         Stock Options and Warrants (Continued)
         --------------------------
         The following summarizes common stock option activity:


                                        1996 Plan                          1993 Plan                                 Other
                               ---------------------------        --------------------------            --------------------------
                                               Weighted-                            Weighted-                            Weighted-
                                                Average                              Average                              Average
                                                Exercise                             Exercise                            Exercise
                                Shares           Price               Shares            Price             Shares            Price
                              ----------       -----------        -----------       -----------         ----------     -------------
 Outstanding,
   December
   31, 2000                   20,465,000       $ 0.10-0.30          9,654,000       $ 0.10-0.60         1,495,000      $ 0.60 -2.80
 Granted                       7,472,000       $ 0.11-0.18               --         $       --               --        $        --
 Exercised                    (1,805,000)      $ 0.06-0.11               --         $       --               --        $        --
 Forfeited                    (5,266,000)      $ 0.11-0.30               --         $       --               --        $        --
                              ----------                          -----------                           ----------
 Outstanding,
   December
   31, 2001                   20,866,000       $ 0.10-0.30          9,654,000       $ 0.10-0.60         1,495,000      $ 0.60 -2.80
 Granted                         900,000       $      0.10               --         $       --               --        $        --
 Exercised                          --                  --            (35,000)      $       0.10             --        $        --
 Forfeited                      (439,000)      $ 0.11-0.18         (2,565,000)      $       0.10             --        $        --
                              ----------                          -----------                           ----------
 Outstanding,
   December
   31, 2002                   21,327,000       $ 0.10-0.30          7,054,000       $ 0.10-0.60         1,495,000      $0.60-2.80
 Granted                       9,998,000       $      0.05               --         $       --               --        $        --
 Exercised                    (8,638,000)      $ 0.05-0.11               --         $       --               --        $        --
 Forfeited                      (1556000)      $ 0.11-0.18         (7,054,000)      $ 0.10-0.60         1,495,000      $0.60-2.80
                              ----------                          -----------                           ----------
Outstanding,
  December
  31, 2003                     21,131,00       $      0.14               --         $       --               --        $        --
                              ==========                          ===========                           ==========
Exercisable,
  December
  31, 2003                    20,898,000       $      0.14               --         $       --               --        $        --
                              ==========                          ===========                           ==========


         The weighted-average remaining contractual life of the options outstanding at December 31, 2003 was 1.8 years. The exercise prices of the options outstanding at December 31, 2003 ranged from $0.05 to $0.30. Options exercisable were 20,898,000, 28,304,228, and 26,293,358 at December 31, 2003, 2002 and 2001.

         The Company has adopted only the disclosure provisions of SFAS No. 123. It applies APB Opinion No. 25 and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock and options issued to outside third parties.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------

NOTE 9 - STOCKHOLDERS EQUITY (Continued)

         Stock Options and Warrants (Continued)
         --------------------------

         If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed by SFAS No. 123, the Companys net loss and loss per share would be reduced to the pro forma amounts indicated below for the years ended December 31, 2003, 2002, and 2001:

                                                    2003             2002             2001
                                               -------------    -------------    -------------
         Net loss
          As reported                          $  (3,186,000)   $  (3,598,000)   $  (3,428,000)
          Pro forma                            $  (3,501,000)   $  (3,795,000)   $  (4,204,500)
         Basic and diluted loss per
          common share
             As reported                       $       (0.01)   $       (0.01)   $       (0.01)
             Pro  forma                        $       (0.01)   $       (0.01)   $       (0.01)

         For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted to employees and directors is estimated using the BlackScholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2003, 2002, and 2001: dividend yields of 0%, 0%, and 0%, respectively; expected volatility of 88%, 83%, and 125%, respectively; risk-free interest rates of 4%, 4%, and 5%, respectively; and expected lives of three, five, and five years, respectively. The weighted-average fair value of options granted during the year ended December 31, 2003 for which the exercise price equals the market price on the grant date was $0, and the weighted-average exercise price was $0.051.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in managements opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         The agreement with Ford Motor Company (see Note 4) included issuing warrants to Ford to purchase 4.6% of the fully diluted common stock of Enova Systems over a 66 month period. The number of shares to be acquired will be adjusted from time to time for increases in the Company's fully diluted common stock. The vesting of these warrants is dependent upon Ford meeting specific purchase requirements. Initially, the exercise price of the warrants is equal to the price of the stock on the date of issuance, with the exercise price adjusted when the aggregate number of shares is adjusted.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------

NOTE 9 - STOCKHOLDERS EQUITY (Continued)

         Stock Options and Warrants (Continued)
         --------------------------

         The fair value of warrants granted were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 102%, risk-free interest rate of 4.76% and an expected life of the warrants of 66 months. Warrants issued and vested under this agreement totaled 2,500,000 at an exercise price of $0.29 per share during the year ended December 31, 2001. No warrants were vested under this program during 2002 and 2003.


NOTE 10 - INCOME TAXES

         Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes as of December 31, 2003 and 2002 consisted of the following:

                                                2003          2002
                                             -----------   -----------
        Deferred tax assets
            Federal tax loss carry-forward   $31,286,000   $30,513,000
            State tax loss carry-forward         712,000       404,000
            Basis difference                   1,610,000     1,610,000
            Other, net                           555,000       433,000
                                             -----------   -----------
                                              34,163,000    32,960,000
        Less valuation allowance              34,163.000    32,960,000
                                             -----------   -----------

                Net deferred tax assets      $       --    $       --
                                             ===========   ===========

         As of December 31, 2003, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $92,867,000 and $8,589,000, respectively. The net operating loss carry forwards began expiring in 2003.


NOTE 11 - RELATED PARTY TRANSACTIONS

         During  2003,   the  Company   purchased   approximately   $599,000  in
         components, materials and services from HHI. The outstanding balance owed to HHI at December 31, 2003 was approximately $395,000.

         During 2003, the Company paid a total of $33,000 to three of its directors in consulting fees.

                                                             ENOVA SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------


NOTE 12 - EMPLOYEE BENEFIT PLAN

         The Company has a 401(k) profit sharing plan covering substantially all employees. Eligible employees may elect to contribute a percentage of their annual compensation, as defined, to the plan. The Company may also elect to make discretionary contributions. For the years ended December 31, 2003, 2002, and 2001 the Company did not make any contributions to the plan.


NOTE 13 - GEOGRAPHIC AREA DATA

         The Company operates as a single reportable segment and attributes revenues to countries based upon the location of the entity originating the sale. Revenues by geographic area are as follows:

                                    2003         2002         2001
                                ----------   ----------   ----------
          United States         $2,672,000   $2,478,000   $2,854,000
          Italy                    213,000    1,040,000      359,000
          Korea                    297,000      726,000      483,000
          Japan                    146,000       87,000          --
          Malaysia                 184,000       65,000          --
          Ireland                     --         59,000          --
          Canada                   738,000         --            --
          England                   60,000         --         84,000
                                ----------   ----------   ----------
            Total               $4,310,000   $4,455,000   $3,780,000
                                ==========   ==========   ==========

NOTE 14 - EXTRAORDINARY ITEM

         During the year ended December 31, 2000, the Company negotiated repayment of long-term trade payables for less than the amounts originally recorded. The gain from these negotiated payments is reflected as an extraordinary item.

         In consultation with legal counsel, certain payables were extinguished under a provision of the California Code of Civil Procedure in which the statute of limitations precluded the ability of a creditor to commence an action to recover stale account balances. The Company determined that conditions surrounding the application of the statute of limitations had been met; accordingly, the 2001 and 2000 extraordinary item includes the gain from these extinguishments.


NOTE 15 - SUBSEQUENT EVENT (unaudited)

         As of March 20, 2004, the Company has obtained several commitments from investors to purchase approximately 15,000,000 shares of common stock at $0.12 per share for a total cash purchase of approximately $1,800,000.

                          SUPPLEMENTAL INFORMATION

SLGG
                      SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
           Certified Public Accountants and Management Consultants
           www.slgg.com   Los Angeles    Orange County     Ontario


                           INDEPENDENT AUDITORS REPORT


Board of Directors and Stockholders
Enova Systems, Inc.


Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule II for the year ended December 31, 2003 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
------------------------------------------
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 25, 2004

                                                             ENOVA SYSTEMS, INC.
                                VALUATION AND QUALIFYING ACCOUNTS -- SCHEDULE II
                                                      For the Years December 31,
--------------------------------------------------------------------------------

                                  Balance,       Additions       Deductions       Balance,
                                Beginning        Charged to        from            End
                                 of Year         Operations       Reserve         of Year
                                ----------      ----------       -----------     -----------
Allowance for doubtful
  accounts

    December 31, 2001           $   --          $ 595,000        $    --         $  595,000
                                ==========      =========        ==========      ==========
    December 31, 2002           $   --          $     --         $    --         $     --
                                ==========      =========        ==========      ==========
    December 31, 2001           $   --          $     --         $    --         $     --
                                ==========      =========        ==========      ==========


Reserve for obsolete
  inventories

    December 31, 2003           $  80,000       $    --          $   --          $ 80,000
                                ==========      =========        ==========      ==========
    December 31, 2002           $  80,000       $    --          $   --          $ 80,000
                                ==========      =========        ==========      ==========
    December 31, 2001           $  80,000       $    --          $   --          $ 80,000
                                ==========      =========        ==========      ==========



   The accompanying notes are an integral part of these financial statements.

                               ENOVA SYSTEMS, INC.
                               -------------------

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)
               For the Three Months Ended March 31, 2004 and 2003


NOTE 1 - Basis of Presentation

The accompanying unaudited financial statements have been prepared from the records of our company without audit and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not contain all the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position at March 31, 2004 and the interim results of operations and cash flows for the three months ended March 31, 2004 have been included. The balance sheet at December 31, 2003, presented herein, has been prepared from the audited financial statements of our company for the year then ended.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. The March 31, 2004 and December 31, 2003 inventories are reported at market value. Inventories have been valued on the basis that they would be used, converted and sold in the normal course of business. Certain reclassifications have been made to the prior periods financial statements to conform with the current periods presentation. The amounts estimated for the above, in addition to other estimates not specifically addressed, could differ from actual results; and the difference could have a significant impact on the financial statements.

Accounting policies followed by us are described in Note 1 to the audited financial statements for the fiscal year ended December 31, 2003. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted for purposes of the interim financial statements. The financial statements should be read in conjunction with the audited financial statements, including the notes thereto, for the year ended December 31, 2003, which are included in our Form 10-K Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 as filed with the Securities and Exchange Commission.

Basic and diluted net loss per common share is computed using the weighted average number of common shares outstanding. Since a loss from operations exists, diluted earnings per share number is not presented because the inclusion of common stock equivalents, consisting of Series A and B preferred stock, unexercised stock options and warrants, would be anti-dilutive.

The results of operations for the three months ended March 31, 2004 presented herein are not necessarily indicative of the results to be expected for the full year.

NOTE 2 - Notes Payable,  Long-Term Debt and Other Financing


Notes payable and long-term debt is comprised of the following (in thousands):


                                                        March 31, 2004          December 31, 2003
                                                        --------------          -----------------
                                                         (unaudited)

Secured subordinated  promissory note --
CMAC    as    exclusive     agent    for
Non-Qualified Creditors;  interest at 3%
through 2001,   6% in 2002 and 2003, and
then at prime plus 3% thereafter through
the date of maturity;  interest payments
are made upon payment of principal, with
principal and interest due no later than
April  2016;   with  an  interest  in  a
sinking  fund escrow with a zero balance
as of  December  31,  2003 and March 31,
2004.  The sinking fund escrow  requires
the Company to fund the account with 10%
of future  equity  financing,  including
convertible  debt  converted  to equity,
based upon approval of the new investors
per the terms of the note.  No additions
were  made  to  the  sinking  fund  with
respect  to the equity  investment  from
the   accredited    investors   at   the
investors' option.                                               3,332                    3,332

Unsecured note payable                                             120                      120
Secured note payable                                                23                       26
                                                               -------                  -------
                                                                 3,475                    3,478
Less current maturities                                            120                      131
                                                               -------                  -------
Total                                                          $ 3,355                  $ 3,347
                                                               =======                  =======

You should rely only on the  information  contained  in
this  prospectus.  We have  not  authorized  anyone  to
provide  you  with  information   different  from  that
contained in this prospectus.  The selling  shareholder
is offering to sell, and seeking offers to buy,  shares   16,250,001 Shares
of common stock only in jurisdictions  where offers and
sales are permitted.  The information contained in this   ENOVA SYSTEMS, INC.
prospectus  is  accurate  only  as  the  date  of  this
prospectus,  regardless of the time of delivery of this   COMMON STOCK
prospectus or of any sale of our common stock.

---------------------------


TABLE OF CONTENTS


                                                  Page

Prospectus Summary.................................  4
Risk Factors.......................................  6
Cautionary Note on Forward-Looking
Statements......................................... 10
Use of Proceeds.................................... 11
Price Range of Common Stock........................ 11
Dividend Policy.................................... 12
Capitalization..................................... 12
Selected Financial Data............................ 13
Management's Discussion and Analysis of
Financial Condition and Results of Operations...... 14
Business........................................... 25
Management......................................... 36   -----------------------
Certain Relationships and Related                        PROSPECTUS
Transactions....................................... 43   -----------------------
Principal Shareholders............................. 43
Selling Shareholders............................... 44
Plan of Distribution............................... 46
Description of Capital Stock....................... 47   July 12, 2004
Shares Eligible for Future Sale.................... 50
Legal Matters...................................... 51
Experts............................................ 51
Where you can get more Information................. 51
Index to Financial Statements...................... 52




Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II


Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On November 21, 2003, Enova Systems, Inc. ("Company") dismissed Moss Adams LLP ("Moss Adams") as its independent auditors and engaged Singer, Lewak, Greenbaum & Goldstein ("SLGG") as its independent auditors to audit its financial statements for its year ending December 31, 2003. This decision was approved by the Board of Directors of the Company. Prior to such engagement, the Company did not consult with SLGG regarding the application of accounting principles to a specific, completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's financial statements.

During the fiscal years ended December 31, 2001 and 2002, and the subsequent interim period through the date of Moss Adams dismissal, November 21, 2003, there have been no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moss Adams, would have caused it to make reference to the subject matter of the disagreements in connection with its reports, except the following:

In connection with the audit of the Company's financial statements for the year ended December 31, 2002, Moss Adams had a disagreement with the Company over the valuation of inventory.

In connection with the review of the Company's financial statements for the quarter ended September 30, 2003, Moss Adams had a disagreement with the Company over the allowance for uncollectible receivables.

The audit committee of the Board of Directors and the management of the Company discussed each of these disagreements with Moss Adams and resolved the matters to each party's satisfaction prior to the filing of the Company's Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended September 30, 2003, respectively. The Company has authorized Moss Adams to respond fully to inquiries from SLGG concerning the matters described in this section.


Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by us. All amounts are estimates, other than the SEC registration fee.


SEC Registration fees:                                      $309
                                                    -------------

Accounting fees and expenses:                            $15,000
                                                    -------------

Legal fees and expenses:                                 $35,000
                                                    -------------

Printing expenses:                                        $2,500
                                                    -------------

Blue Sky fees and expenses:                               $1,000
                                                    -------------

Miscellaneous fees and expenses:                          $2,000
                                                    -------------

                                     TOTAL:              $55,809
                                                    =============

Item 14. Indemnification of Directors and Officers.

Section 317 of the California General Corporation Law (the "CGCL") provides that a subject corporation shall have the power to indemnify any agent of the corporation (including our directors and officers) who was or is a party to any proceeding or threatened proceeding (other than an action by or in the right of the corporation) against expenses, judgments, fines, settlements and other amounts incurred if that person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Section 317 of the CGCL further provides that a subject corporation shall have the power to indemnify any agent of the corporation who was or is a party to any proceeding or threatened proceeding by or in the right of the corporation against expenses incurred in connection with the defense or settlement of the proceeding if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and our shareholders.

Under Section 317 of the CGCL, to the extent that an agent of a subject corporation is successful on the merits in the defense of an action, the corporation must indemnify such person for his or her actual and reasonable expenses incurred in connection with such defense. Under Section 317 of the CGCL, a subject corporation may advance expenses of an indemnifiable person in defending an action; provided that such advancement of expenses may be made only if the person provides an undertaking to reimburse the corporation if it is ultimately determined that the person is not entitled to be indemnified against such expenses.

The Registrant has entered into agreements to provide indemnification for our directors and certain officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, indemnify such parties to the fullest extent permitted by California law for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such persons arising out of or in connection with such persons' service as directors or officers of the Registrant or an affiliate of the Registrant.

The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1993, as amended.


Item 15. Recent Sales of Unregistered Securities.

In March 2004, we issued 16,250,001 shares of common stock to the Selling Shareholders under their Registration Statement for cash at a purchase price of $0.12 per share. We relied on Rule 506 and Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), for the exemption from registration of the sale of the shares.

In September 2003, we issued 23,076,923 shares of common stock to Hyundai Heavy Industries Co., Ltd. in exchange for $1,500,000 in cash. $1,000,000 of the proceeds from this issuance was used to fund Enova's $1,000,000 joint venture interest in the Hyundai-Enova Innovative Technology Center as previously noted, with the $500,000 balance of proceeds to be used for general operations and working capital. We relied upon Regulation D, Rule 506 promulgated by the Securities and Exchange Commission as the exemption from registration for the issuance of these shares.

During 2003, we issued an aggregate of 754,167 shares of Common Stock to our directors in consideration for attendance at Board meetings and Board committee meetings during fiscal 2003. We relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, for the exemption from registration of the sales of such shares. See Item 10, "Compensation of Directors."

In December 2001, we issued 6,000,000 shares of common stock at $0.15 per share for a total of $900,000 in settlement of litigation brought against us by Fontal International, Ltd. In April 2001, in connection with this settlement, we issued an additional 100,000 shares of common stock at $0.15 per share for a total of $15,000. In May 2001, also in connection with this settlement we issued an another 100,000 shares of common stock at $0.15 per share for a total of $115,000. These shares are the subject of this registration statement.

In July 2001, Anthony Rawlinson exercised warrants to purchase 8,333,334 shares of common stock at $0.06 per share for a total of $500,000. Mr. Rawlinson represented that he was an accredited investor under the definition set forth by the Securities and Exchange Commission. We relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), for the exemption from registration of the sale of the shares.

In June 2001, we issued warrants to purchase 15,000,000 shares of our common stock to a customer. We relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act for the exemption from registration of the sale of such shares.

In May 2001, Jagen Pty, Ltd exercised warrants to purchase 41,666,666 shares of common stock at $0.06 per share for a total of $2,500,000. Jagen, an Australian company and the majority shareholder, represented that they were accredited investors. We relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act for the exemption from registration of the sale of such shares.

Item 16. Exhibits and Financial Statement Schedules.

         (a)      Exhibits
                  --------

         3.1 Amended and Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant's Annual Report on Form 10K for the year ended December 31, 2000 filed on March 30, 2001 and incorporated herein by reference).

         3.2      Bylaws  of   Registrant   (filed  as   Exhibit   3.12  to  the
                  Registration Statement on Form 10 filed on November 29, 1994, and incorporated herein by reference).

         4.1 Cashless Exercise Warrants dated October 25, 1996 issued to Fontal International, Ltd. (filed as Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended July 31, 1996, as filed on November 12, 1996, and incorporated herein by reference).

         5.1** Opinion of Reed Smith, LLP as to the legality of the securities being registered.

         10.1 Form of Stock Option Agreement under 1993 Employee and Consultant Stock Plan (filed as Exhibit 10.15 to the Registration Statement on Form 10 filed on November 29, 1994, and incorporated herein by reference).

         10.2 Form of Solar Electric Engineering, Inc. 1993 Employee and Consultant Stock Plan (filed as Exhibit 10.16 to the Registration Statement on Form 10 filed on November 29, 1994, and incorporated herein by reference).

         10.3 Form of Confidential Private Placement Memorandum and Debt Restructuring Disclosure Statement of U.S. Electricar, Inc., dated January 2, 1996, delivered by Enova to certain of its unsecured trade creditors, including exhibits (filed as
                  Exhibit 10.91 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1996, as filed on March 18, 1996, and incorporated herein by reference).

         10.4 Form of Stock Purchase, Note and Debt Exchange Agreement dated January 2, 1996 between Enova and certain unsecured trade creditors (filed as Exhibit 10.92 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1996, as filed on March 18, 1996, and incorporated herein by reference).

         10.5 Form of Indemnification Agreement (filed as Exhibit 10.63 to the Registration Statement on Form 10 filed on November 29, 1994, and incorporated herein by reference).

         10.6 Form of Security Agreement made as of May 31, 1995, between Enova and Credit Managers Association of California, Trustee (filed as Exhibit 10.85 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended April 30, 1996, as filed on June 14, 1996, and incorporated herein by reference).

         10.7 Amended 1996 Employee and Consultant Stock Option Plan (filed as Exhibit 10.7 to the Registrant's Annual Report on Form 10-K for fiscal year ended July 31, 1999, as filed on October 29, 1999, and incorporated herein by reference).

         10.8     Stock  Purchase  Agreement and  Technology  License  Agreement
                  dated February 27, 1997, by and between Enova and Hyundai Motor Company and Hyundai Electronics Industries Co., Ltd. (filed as Exhibit 10.98 to the Registrant's Quarterly Report on Form 10-Q for fiscal quarter ended January 31, 1997, as filed on March 14, 1997, and incorporated herein by reference).

         10.9 Letter of Intent between Registrant and a domestic supplier, dated December 9, 1999, to design, develop and manufacture low voltage electric drive system components (filed as Exhibit
                  10.16 to the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 2000 and incorporated herein by reference).

         10.10 Put/Call Option to sell Itochu shares between Registrant and Carl D. Perry dated September 1, 1999 (filed as Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 2000 and incorporated herein by reference).

         10.11 Agreement (redacted) between the Registrant and a customer dated June 14, 2001, to develop and produce power management systems. (filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for Six Months ended June 30, 2001 and incorporated herein by reference).

         10.12 Agreement (redacted) between the Registrant and Eco Power Technology, dated June 12, 2001, to produce and sell power drive systems (filed as Exhibit 10.19 to Amendment No. 6 to the Registrant's Registration Statement on Form S-1, No. 333-85308, and incorporated herein by reference).

         10.13 Agreement (redacted) between the Registrant and Tomoe Electro-Mechanical Engineering and Manufacturing, Inc., dated November 19, 2001, to produce and sell power drive systems (filed as Exhibit 10.20 to Amendment No. 6 to the Registrants Registration Statement on Form S-1, No. 333-85308, and incorporated herein by reference).

         10.14 Agreement (redacted) between the Registrant and Moriah Corporation, dated January 22, 2002, to produce and sell power drive systems (filed as Exhibit 10.21 to Amendment No. 6 to the Registrant's Registration Statement on Form S-1, No. 333-85308, and incorporated herein by reference).

         10.15 Form of Stock Purchase Agreement dated June 7, 2002 between Registrant and each of the selling shareholders listed in a Prospectus dated July 26, 2002 (filed as Exhibit 10.22 to Amendment No. 1 to the Registrant's Registration Statement on Form S-1, No. 333-96829, and incorporated herein by reference).

         10.16 Form of Registration Rights Agreement dated June 7, 2002 between Registrant and each of the selling shareholders listed in a Prospectus dated July 26, 2002 (filed as Exhibit 10.23 to Amendment No. 1 to the Registrant's Registration Statement on Form S-1, No. 333-96829, and incorporated herein by reference).

         10.17 Joint Venture Agreement (redacted) to form advanced research and development corporation, dated as of March 18, 2003, by and between the Registrant and Hyundai Heavy Industries Co. Ltd. (filed as Exhibit 10.24 to the Registrant's Quarterly Report on Form 10-Q for Three Months ended March 31, 2003 and incorporated herein by reference).

         10.18 Securities Purchase Agreement dated as of March 18, 2003, by and between the Registrant and Hyundai Heavy Industries Co. Ltd. (filed as Exhibit 10.25 to the Registrant's Quarterly Report on Form 10-Q for Three Months ended March 31, 2003 and incorporated herein by reference).

         10.19* Form of Stock Purchase Agreement dated March 31, 2004 between Registrant and each of the selling shareholders listed in a Prospectus dated July 12, 2004.

         10.20* Form of Registration Rights Agreement dated March 31, 2004 between Registrant and each of the selling shareholders listed in a Prospectus dated July 12, 2004.

         23.1*    Consent  of  Singer   Lewak   Greenbaum  &   Goldstein,   LLP,
                  Independent Auditors

         23.2*    Consent of Moss Adams, LLP, Independent Auditors

         23.3**   Consent of Reed Smith, LLP (included in Exhibit 5.1 hereto).

         24*      Power of Attorney (included on signature page)

------------------
*    Filed herewith.

**   To be provided

(b)  Financial Statements

         Unaudited Financial Statements - Quarter ended March 31, 2004

         Audited Financial Statements - Fiscal Year ended December 31, 2003

         Audited Financial Statements - Fiscal Year ended December 31, 2002

         Audited Financial Statements - Fiscal Year ended December 31, 2001

Item 17. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement. and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by
            (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on July 12, 2004.

                                     ENOVA SYSTEMS, INC.

                                     By:  /s/ Carl D. Perry
                                        ----------------------------------------
                                          Carl D. Perry, Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on July 12, 2004.

                                     ENOVA SYSTEMS, INC.

                                     By: /s/ Larry B. Lombard
                                        ----------------------------------------
                                         Larry B. Lombard, Acting Chief
                                         Financial Officer


We, the undersigned directors and/or officers of Enova Systems, Inc. (the "Registrant"), hereby severally constitutes and appoint Carl D. Perry and/or Larry B. Lombard with full powers of substitution and resubstitution, our true and lawful attorney, with full powers to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed with the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney, and his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorney or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                Title                                          Date
----                                -----                                          ----
/s/ Carl D. Perry                   Chief Executive Officer and Director
------------------------            (Principal Executive Officer)                  July 12, 2004
Carl D. Perry

/s/ Larry B. Lombard                Acting Chief Financial Officer (Principal
------------------------            Financial Officer)                             July 12, 2004
Larry B. Lombard

/s/ Anthony N. Rawlinson            Chairman                                       July 12, 2004
------------------------
Anthony N. Rawlinson

/s/ Malcolm Currie                  Director                                       July 12, 2004
------------------------
Malcolm Currie

/s/ Edwin O. Riddell                Director                                       July 12, 2004
------------------------
Edwin O. Riddell

/s/ John J. Micek, III              Director                                       July 12, 2004
------------------------
John J. Micek, III

/s/ Donald H. Dreyer                Director                                       July 12, 2004
------------------------
Donald H. Dreyer

/s/ Bjorn Ahlstrom                  Director                                       July 12, 2004
------------------------
Bjorn Ahlstrom

/s/ John R. Wallace                 Director                                       July 12, 2004
------------------------
John R. Wallace


                                      S-2